Exhibit 10.1

SENIOR UNSECURED TERM LOAN AGREEMENT
Dated as of February 23, 2017
among
SERITAGE GROWTH PROPERTIES, L.P.,
as the Borrower,
SERITAGE GROWTH PROPERTIES,
as the Parent and initial Guarantor,
 JPP, LLC,
as Administrative Agent,
and
The Lenders Party Hereto,
as the Lenders

EXHIBITS:
EXHIBIT A ‑ FORM OF NOTE
EXHIBIT B ‑ FORM OF ASSIGNMENT AND ACCEPTANCE
EXHIBIT C ‑ FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D ‑ FORM OF GUARANTY
EXHIBIT E ‑ FORM OF NOTICE OF BORROWING

SCHEDULES:
SCHEDULE 1.01(A) ‑ COMMITMENTS
SCHEDULE 1.01(B) ‑ EXISTING PROPERTIES
SCHEDULE 1.01(C) ‑ LEASES
SCHEDULE 4.01(A) ‑ SUBSIDIARIES
SCHEDULE 4.01(B) - JOINT VENTURES
SCHEDULE 4.08 ‑ LITIGATION
SCHEDULE 4.17 ‑ LEGAL REQUIREMENTS; ZONING; UTILITIES; ACCESS
SCHEDULE 4.18 ‑ EXISTING INDEBTEDNESS

SENIOR UNSECURED TERM LOAN AGREEMENT

This SENIOR UNSECURED TERM LOAN AGREEMENT (as the same may be amended, modified, restated or supplemented from time to time, this “Agreement”), dated as of February 23, 2017, is among SERITAGE GROWTH PROPERTIES, L.P., a Delaware limited partnership (the “Borrower”), SERITAGE GROWTH PROPERTIES, a Maryland trust (the “Parent”, and, together with any guarantor added pursuant to Section 5.09, individually or collectively as the context may require, the “Guarantor”), JPP, LLC, a Delaware limited liability company, and JPP II, LLC, a Delaware limited liability company, and each other party to this Agreement identified as a lender on the signature pages hereto (collectively, the “Initial Lenders”, and, together with each lender that shall become a party to this Agreement pursuant to Section 11.06, collectively, the “Lenders”), and JPP, LLC, a Delaware limited liability company, as administrative agent (the “Administrative Agent”, in its capacity as Administrative Agent for the Lenders pursuant to Article X, as such Administrative Agent may be replaced pursuant to Section 10.06).
The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement (the “Facility”).  In consideration of the mutual agreements contained in this Agreement, the parties hereto do hereby agree as follows:

WITNESSETH THAT:

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower, and the Lenders, upon the occurrence of the Closing Date and subject to the terms hereof, have agreed to lend monies and/or make advances, extensions of credit or other financial accommodations to, on behalf of or for the benefit of the Borrower pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the recitals set forth above, which by this reference are incorporated into this Agreement set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the parties hereto hereby agree to the following:

ARTICLE I

 DEFINITIONS AND ACCOUNTING TERMS

 Section 1.01   Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accession Agreement” means an Accession Agreement in the form attached to the Guaranty as Annex 1 thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party to the Guaranty.

“Advance” has the meaning set forth in Section 2.01.

“Affected Lender” has the meaning set forth in Section 2.12(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

“Anti‑Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower, the Parent or their Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office.

“Appraisal” means, for a Future Property, an as-is appraisal of such Future Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and a purchasing Lender, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit B.

“Borrowing” means a borrowing consisting of simultaneous Advances made by each Lender pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City.

“Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, Property or equipment which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease, but excluding repairs of Property in the normal and ordinary course of business.

“Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Flow Sweep Period” has the meaning set forth in the Existing Property Loan Agreement.

“Cash Flow Sweep Trigger Event” has the meaning set forth in the Existing Property Loan Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Closing Date” means the date on which this Agreement becomes effective following satisfaction of the conditions in Section 3.01 or such other date as may be agreed upon by the Borrower and the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commitment” means, with respect to any Lender, the amount set opposite such Lender’s name on Schedule 1.01(a) as its Commitment, or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c), as such amount may be reduced in accordance with this Agreement.  The aggregate amount of all Commitments shall not exceed the Total Commitments.

“Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit C.

“Consolidated” refers, with respect to the Borrower, to the consolidation of the accounts of the Borrower with the Borrower’s Subsidiaries and, with respect to the Parent, to the consolidation of the accounts of the Parent with the Parent’s Subsidiaries (including the Borrower and its Subsidiaries), in each case, as applicable, in accordance with GAAP.

“Consolidated Total Book Value” means, at any time the same is to be determined, the aggregate book value of all assets that would appear on the balance sheet of the Parent and the Parent’s Subsidiaries determined on a Consolidated basis in accordance with GAAP, plus the aggregate book value of the accumulated depreciation of such assets determined on a Consolidated basis in accordance with GAAP.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the board of directors (or the equivalent) of such Person.

“Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Parent and the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means this Agreement, the Notes, the Guaranties, and each other agreement, instrument or document executed by the Borrower, any of its Subsidiaries or the Parent at any time in connection with this Agreement.

“Damages” means, as to any Person, any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements actually imposed on, or actually incurred by, such party, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that “Damages” shall not include special, consequential or punitive damages, except to the extent actually imposed upon the Administrative Agent or a Lender by one or more third parties.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed to fund any portion of an Advance required to be funded by it hereunder within five Business Days of the date required to be funded by it hereunder, (b) has notified the Administrative Agent or the Borrower in writing that it does not intend to (or will not be able to) satisfy any or such obligation, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five Business Days of the date when due, (d) has failed, within five Business Days after written request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s receipt of such confirmation, or (e) has, or has a direct or indirect parent company that has, (i) commenced a voluntary bankruptcy case concerning itself, or an involuntary bankruptcy case commenced against it, under any bankruptcy law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“DSCR” means, with respect to any Secured Non-Recourse Indebtedness to be incurred or assumed by a Subsidiary formed or acquired after the Closing Date to finance one or more Future Properties, as of any date of determination, the quotient obtained by dividing (i) the projected stabilized net operating income for such Future Properties for the immediately succeeding 12-month period as estimated in good faith by the Borrower in a manner consistent with how it accounts for its other redevelopment projects, divided by (ii) the aggregate actual amount of scheduled debt service (including interest and amortization, if applicable) for the 12-month period following such date of determination to be payable under such Secured Non-Recourse Indebtedness as of such date of determination.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8), as amended.

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation, CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary” means:

 (a) any existing Subsidiary of the Borrower or the Parent on the Closing Date and any Subsidiary of the Borrower or the Parent that is not a wholly-owned Subsidiary,

 (b) any Subsidiary to the extent prohibited or restricted by law, regulation or contractual obligation entered into in accordance with this Agreement, existing on the Closing Date or at the time such Subsidiary becomes a subsidiary from becoming a party to the Guaranty or to the extent that it would require a governmental (including regulatory) consent, approval, license or authorization to become a party to the Guaranty (including any such Subsidiary (i) that is or becomes subject to any Secured Non-Recourse Indebtedness incurred or assumed by such Subsidiary to finance its acquisition of any Future Properties and (ii) that is or becomes a “New Borrower” or “Seritage JV Member” (each as defined in the Existing Property Loan Agreement) in accordance with the terms of the Existing Property Loan Agreement,

 (c) any Subsidiary to the extent that such Subsidiary is considered a controlled foreign corporation within the meaning of Section 957(a) of the Code or its becoming a party to the Guaranty would constitute an investment in “United States property” by a CFC within the meaning of sections 956 and 957 of the Internal Revenue Code, and

 (d) any Subsidiary with respect to which the burden, cost difficulty or consequence of providing a Guaranty outweighs, or is excessive in light of, the benefits afforded thereby as reasonably determined by the Borrower and reasonably approved by the Administrative Agent.

 “Excluded Taxes” means any of the following Taxes required to be withheld or deducted from a payment hereunder or under any Credit Document (i) in the case of each Lender, and the Administrative Agent, Taxes imposed on or measured by its net income, however denominated, franchise Taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision of such jurisdiction or by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction, (ii)  any Taxes imposed pursuant to FATCA, and (iii) any United States federal withholding Tax imposed on amounts payable to or for the account of any Lender or the Administrative Agent with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which such Lender or the Administrative Agent acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or designates a new Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.11(a) or Section 2.11(c), amounts with respect to such Taxes were payable either to such Lender’s or the Administrative Agent’s assignor immediately before such Person became a party hereto or to such Lender immediately before it changed its Applicable Lending Office.

“Existing Loan Agreement” means, collectively, the Existing Property Loan Agreement and the Existing Mezzanine Loan Agreement.

“Existing Loan Documents” means the Existing Loan Agreement and all other “Loan Documents” as defined in the Existing Property Loan Agreement.

“Existing Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of July 7, 2015, by and among Seritage SRS Mezzanine Finance LLC and Seritage KMT Mezzanine Finance LLC, as borrowers, and JPMorgan Chase Bank, National Association and H/2 Special Opportunities III Corp, as lenders, as amended by that certain Omnibus Amendment, dated as of September 28, 2015, and that certain Second Amendment to Loan Agreement, dated as of November 8, 2016, and as the same may be further amended or extended.

 “Existing Properties” means, collectively the Land and the Improvements owned by the Borrower and its Subsidiaries as of the Closing Date, as listed on Schedule 1.01(b) and “Existing Property” means any of such properties.

“Existing Property Loan Agreement” means that certain Loan Agreement, dated as of July 7, 2015, by and among Seritage SRS Finance LLC and Seritage KMT Finance LLC, as borrowers, Seritage GS Holdings LLC, Seritage SPS Holdings LLC and Seritage MS Holdings LLC as JV pledgors and JPMorgan Chase Bank, National Association and H/2 SO III Funding I LLC as lenders, as amended by that certain Omnibus Amendment, dated as of September 28, 2015, and that certain Second Amendment to Loan Agreement, dated as of November 8, 2016, and as the same may be further amended or extended.

“Existing SEC Filing” has the meaning set forth in Section 4.07.

“Facility” has the meaning set forth in the Preamble.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fiscal Quarter” means each of the three‑month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve‑month period ending on December 31.

“Future Property” means any Land and/or Improvements which the Borrower or any Subsidiary of the Borrower acquires after the Closing Date, and “Future Properties” means all of such properties.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent.

“Guaranty” means that certain Guaranty effective the date hereof executed by the Parent and the Borrower, evidencing the joint and several guaranty by the signatories thereto of the Obligations of Borrower in respect of the Credit Documents, in substantially the form of the attached Exhibit D, and any supplement executed by an entity added as a Guarantor in accordance with Section 5.09, as any of such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Improvements” means, with respect to any Property, all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such Property; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

“Indebtedness” means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables, accruals or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) obligations of such Person under Capital Leases; (f) obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and (g) all preferred stock that is issued by such Person that is redeemable by the holder thereof in cash, a cash equivalent or some type of Indebtedness or convertible to some type of Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 11.07(a).

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, other than Other Taxes and Excluded Taxes.

“Interest Payment Date” means, with respect to each Interest Period, the ninth day of the calendar month in which such Interest Period ends.  Whenever an Interest Payment Date is not a Business Day, the entire amount that would have been due and payable on such Interest Payment Date shall instead be due and payable on the immediately succeeding Business Day.

“Interest Period” means, for each Advance comprising part of the same Borrowing, (i) the period from the date of such Advance to the fifteenth day of the immediately succeeding calendar month and (ii) each subsequent period from the day immediately following the end of the immediately prior Interest Period to the fifteenth day of the immediately succeeding calendar month (or such earlier date on which such Advance is repaid in full).  The initial Interest Period shall be the period commencing on the Closing Date and ending on March 15, 2017.

“Interest Rate” means, with respect to each Advance, the greater of (i) 6.50% per annum, and (ii) if and for so long as a Cash Flow Sweep Period is then continuing, (x) 8.00% per annum, if at the time such Advance was initially made no Cash Flow Sweep Period was then in effect, and (y) 10.00% per annum, if at the time such Advance was initially made a Cash Flow Sweep Period was then in effect.

“Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower, the Parent or any of their respective Subsidiaries against fluctuations in interest rates.

 “Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the purchase or other acquisition of, any Stock, Stock Equivalents, other equity interest, obligations or other securities of, (i) any other Person, or (ii) all or substantially all of the assets of any other Person, or (iii) all or substantially any Future Property or all of the assets constituting the business of a division, branch or other unit operation of any other Person, or (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Credit Document, the amount of any Investment made by any Person shall be the amount actually invested net of any actual returns of any such Investment received by such Person, without adjustment for subsequent increases or decreases in the value of such Investment.

“Joint Venture Investment” means the ownership interest of the Borrower or any of its Subsidiaries in a Joint Venture.

“Joint Venture” means any Person (which may be a corporation, limited liability company or limited partnership), other than a Subsidiary, in which the Parent, the Borrower or any of their respective Subsidiaries beneficially owns any Stock, Stock Equivalents or other equity interest.  As of the Closing Date, the Joint Ventures are set forth on Schedule 4.01(b).

“Land” means real property together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights‑of‑way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (f) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (g) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Leverage Ratio” means, as of any date, a ratio equal to (x) the total debt of Parent as of such date to (y) the total assets of Parent as of such date, determined on a Consolidated basis in accordance with GAAP.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

“Liquid Investments” means cash and the following:

 (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;

 (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Lender or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A‑2” (or the then equivalent) by the rating service of S&P or not less than “P‑2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Administrative Agent;

 (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and

 (e) such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Administrative Agent may approve in writing, which approval will not be unreasonably withheld.

“LTV” means, with respect to any Secured Non-Recourse Indebtedness to be incurred or assumed by a Subsidiary formed or acquired after the Closing Date to finance one or more Future Properties, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is (x) the sum of the aggregate principal amount (including any undisbursed funds) of all such Secured Non-Recourse Indebtedness incurred or assumed by such Subsidiary to finance such Future Properties as of such date of determination, and the denominator of which is (y) the aggregate fair market value of such Future Properties, determined pursuant to an Appraisal of the Property obtained by and reasonably satisfactory to Lender dated not more than one month prior to such date of determination.  The foregoing Appraisal shall be obtained at Borrower’s sole cost and expense.

“Material Adverse Change” shall mean (a) a material adverse change in the business, financial condition or results of operations of the Borrower, the Parent and their respective Subsidiaries, taken as a whole, since the date of the most recent financial statements of the Parent delivered to the Lenders pursuant to Section 5.05(b), (b) a material adverse change affecting the validity or enforceability of this Agreement or any Credit Document as against the Borrower or any Guarantor or (c) a material adverse change affecting the ability of the Borrower, the Parent and the Guarantors, taken as a whole, to perform their obligations under this Agreement or the other Credit Document; provided, however, that none of the occurrence or continuation of any Cash Flow Sweep Trigger Event or the existence of a Cash Flow Sweep Period shall in and of themselves constitute a Material Adverse Change.

 “Maturity Date” means the earliest of (i) December 31, 2017 and (ii) the date on which the Parent, Borrower or any of their Subsidiaries repays the Indebtedness outstanding under the Existing Loan Agreement in full.

“Maximum Draw Amount” means (i) $100,000,000 from and after the Closing Date, (ii) $150,000,000 from and after May 1, 2017 if, on May 1, 2017, no Cash Flow Sweep Period is then in effect, and (iii) $200,000,000 from and after September 1, 2017 if, on September 1, 2017, no Cash Flow Sweep Period is then in effect.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Minimum Net Worth” means $1,000,000,000.

“Moody’s” means Moody’s Investor Service Inc., and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of a Controlled Group is making or accruing an obligation to make contributions.

“Net Worth” means, for any Person, as of any date, total assets of such Person as of such date, minus total liabilities as of such date, in each case determined on a Consolidated basis and in accordance with GAAP.

“Non-Recourse Carve-Out Obligations” has the meaning set forth in the definition of Secured Non-Recourse Indebtedness.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender, and

“Notes” means all of such promissory notes.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Obligations” means all Advances and other amounts payable by the Borrower to the Administrative Agent or the Lenders under the Credit Documents, including all interest due on all Advances, fees and other amounts then due under the Credit Documents.  For the avoidance of doubt, Obligations shall include any increase in the principal amount of the Advances as a result of PIK Interest.

“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States.

“Other Taxes” has the meaning set forth in Section 2.11(b).

“Parent Common Stock” means the Class A common shares of beneficial interest of Parent, par value $.01 per share.

“Participant Register” has the meaning set forth in Section 11.06(d).

“Patriot Act” has the meaning set forth in Section 3.01(a)(viii).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Hazardous Substances” means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a retail property and (ii) generated, used and disposed of in accordance with all Legal Requirements and good retail industry practice and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and such reasonable operations and maintenance program as may be required by the Administrative Agent.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Personal Property” for any Property means all fixtures, furnishings, equipment, furniture, inventory and other personal property of every kind owned by Borrower, Parent or any of their Subsidiaries, whether now existing or hereafter acquired, tangible and intangible, now or hereafter located on or about such Property, and used or to be used in the future in connection with the operation of such Property.

“PIK Interest” has the meaning set forth in Section 2.06(d).

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent, the Borrower or any member of a Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender free of deduction or withholding of income or similar Taxes (except for any deduction or withholding of income or similar Taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

“Pro Rata Share” means, at any time with respect to any Lender, either (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time or (b) if the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the aggregate outstanding Advances of all the Lenders at such time.

“Property” means, individually or collectively, as the context may require, the Existing Properties and all Future Properties.

“Property Material Adverse Effect” means, as to any Property of the Borrower and its Subsidiaries, a material adverse effect upon (i) the Borrower’s or such Subsidiary’s title to such Property, or (ii) the value, use or enjoyment of such Property or the operation or occupancy thereof to the Borrower and its Subsidiaries.

“Property Owner” for any Existing Property or Future Property, means the Person who owns fee or leasehold title interest (as applicable) in and to such Property.

“Qualified Ground Lease” means, each of the ground leases or ground subleases set forth on Schedule 1.01(c) hereto (a) which is a direct ground lease or ground sublease granted by the fee owner of real property or a master ground lessee from such fee owner, (b) which may be transferred and/or assigned without the consent of the lessor (or as to which the lease expressly provides that (i) such lease may be transferred and/or assigned with the consent of the lessor and (ii) such consent shall not be unreasonably withheld or delayed) or subject to certain reasonable pre-defined requirements, (c) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee) of at least twenty (20) years, (d) under which no material default has occurred and is continuing, (e) with respect to which a Lien may be granted without the consent of the lessor (but subject to customary requirements regarding the nature of the holder of such Lien and prior notice to the lessor), (f) which contains customary and reasonable lender protection provisions, including, without limitation, provisions to the effect that (i) the lessor shall notify any holder of a Lien in such lease of the occurrence of any default by the lessee under such lease and shall afford such holder the option to cure such default, and (ii) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease and (g) which otherwise contains no non‑customary terms that are material and adverse to the lessee.

“Register” has the meaning set forth in paragraph (c) of Section 11.06.

“REIT” means a real estate investment trust under Sections 856‑860 of the Code.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

“Required Lenders” means, at any time, Lenders holding at least 51% of (a) the Total Commitments of all Lenders at such time and (b) if the Commitments have been terminated, the aggregate unpaid principal amount of the Advances at such time.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the Chief Executive Officer, President, Executive Vice President, Chief Financial Officer.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness of such Person or its Subsidiaries incurred in violation of this Agreement, or (b) the making by such Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than dividends or distributions payable in such Person’s stock, limited liability company interests or any partnership interests.

 “S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw‑Hill Financial, Inc., and any successor thereto.

“Sanctions” has the meaning set forth in Section 4.22.

“Secured Non‑Recourse Indebtedness” of any Person means all Indebtedness of such Person with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, non‑payment of real estate taxes or ground lease rent, waste, non‑permitted transfers or liens, bankruptcy, violation of special purpose covenants and other circumstances customarily excluded from non‑recourse provisions in non‑recourse financing of real estate (such recourse obligations being referred to herein as “Non-Recourse Carve-Out Obligations”) shall not, by itself, prevent any Indebtedness from being characterized as Secured Non‑Recourse Indebtedness, provided further that if a personal recourse claim is made in connection therewith, such claim shall not constitute Secured Non‑Recourse Indebtedness for the purposes of this Agreement.

 “SHLD Master Lease” means that certain Master Lease and side letter entered into in connection therewith, each dated as of July 7, 2015, by and among Seritage SRC Finance LLC and Seritage KMT Finance LLC, as Landlord, and Kmart Operations, LLC and Sears Operations, LLC, as Tenant, as the same may be amended, modified, restated or supplemented from time to time in accordance with this Agreement.

“Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non‑voting, and includes, without limitation, common stock and preferred stock.

“Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  For the avoidance of doubt, the Joint Ventures are not Subsidiaries.

 “Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30‑day notice to the PBGC under such regulations), (b) the withdrawal of the Parent, the Borrower or any of a Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Commitments” means $200,000,000.

 Section 1.02   Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

 Section 1.03   Accounting Terms;  Changes in GAAP.  (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis.

(a)              Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.

(b)              If any changes in accounting principles after the Closing Date required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Parent and Borrower and their respective Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.  Until covenants, standards, or terms of this Agreement are amended in accordance with this Section 1.3(b), such covenants, standards and terms shall be computed and determined in accordance with accounting principles in effect prior to such change in accounting principles.

(c)              Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825‑10‑25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470‑20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the date hereof.

 Section 1.04   Parent Guarantor.  As of the Closing Date, all references in this Agreement to Guarantor shall mean the Parent.  If following the Closing Date, any entity is added as a Guarantor in accordance with Section 5.09 then each reference to Guarantor shall mean the Parent and each such additional entity.

 Section 1.05   Miscellaneous.  Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II

 THE ADVANCES

 Section 2.01   The Advances.  From and after the Closing Date, each Lender severally agrees, subject to the terms and conditions set forth in this Agreement (including Section 3.02), to make advances in U.S. Dollars to the Borrower (each, an “Advance”) in an aggregate amount that is not more than the lesser of (i) such Lender’s aggregate Commitment and (ii) such Lender’s Pro Rata Share of the Maximum Draw Amount as of such date.  The Borrower may from time to time prepay the Advances or any portion thereof pursuant to Section 2.07.  Amounts repaid on the Advances may not be reborrowed.

 Section 2.02   Method of Borrowing.

(a)              Notice.  Each Borrowing shall be made by telephone (promptly confirmed in writing on the same day) pursuant to a Notice of Borrowing, given not later than 1:00 P.M. (New York City time) on the fifth Business Day before the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give each Lender prompt notice on the day following the receipt of such timely telephone call or Notice of Borrowing of such proposed Borrowing.  Each Notice of Borrowing shall be in writing specifying the requested (i) date of such Borrowing (which shall be no later than November 29, 2017) and (ii) aggregate amount of such Borrowing (which shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000).  Each Lender shall, subject to the satisfaction of the conditions set forth in Section 3.02, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the address as the Administrative Agent may specify by written notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Borrowing.  Upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at such account as the Borrower shall specify to the Administrative Agent in its Notice of Borrower.

(b)              Notices Irrevocable.  Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

(c)              Administrative Agent Reliance.  Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree (without limiting Borrower’s rights under Section 2.12(b)) to immediately repay to the Administrative Agent on demand, and without duplication, such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on each such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for each such day.  If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(d)              Lender Obligations Several.  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(e)              Notes.  Upon the request of a Lender, the indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender shall be evidenced by the Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A; provided, however, that to the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit made hereunder and each reference in this Agreement to an amount owed pursuant to a Note (to the extent that there are no Notes) shall mean the principal amount of all Advances and all obligations due under a Note (to the extent there are no Note) shall mean all obligations due under this Agreement.

(f)              Lender Booking Vehicles.  Each Lender may, at its option, make any Advance available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Advance;  provided, however, that (i) any exercise of such option shall not affect the obligation of the Borrower or any Lender in accordance with the terms of this Agreement and (ii) nothing in this Section 2.02(f) shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

 Section 2.03   Fees.  Commitment Fees.  On the Closing Date, the Borrower shall pay to the Initial Lenders a commitment fee in an aggregate amount equal to 0.50% of the Total Commitments.  On May 15, 2017 (the “Delayed Commitment Date”), Borrower shall pay to the Administrative Agent for the benefit of the Initial Lenders an additional commitment fee in an amount equal to 0.50% of the Total Commitments (the “Delayed Commitment Fee”); provided, that the Borrower shall have no obligation to pay the Delayed Commitment Fee if (i) as of the Delayed Commitment Date, at least 33.33% of the aggregate Commitments are held by one or more Persons other than the Initial Lenders, or (ii) the Obligations have been paid in full and the Commitments have been terminated.  For purposes of this Section 2.03 only (and no other section or term in this Agreement), if (x) Borrower submits to the Administrative Agent and the Initial Lenders a bona-fide offer from a third-party (that is not an Affiliate of the Initial Lenders) stating that such third-party is willing to purchase a portion of the Commitments for an amount equal to at least the amount of such Commitments, and (y) the Administrative Agent or the Initial Lenders withholds consent to such assignment pursuant to Section 11.06, then such portion of the Commitments shall be deemed assigned to a third-party for purposes of payment of the Delayed Commitment Fee and, if the amount of Commitments so assigned or deemed to be assigned is at least 33.33% of the aggregate Commitments, then the Delayed Commitment Fee shall not be due and owing.

 Section 2.04   [Reserved].

 Section 2.05   Repayment of Advances.  The Borrower shall repay the Obligations on the Maturity Date, which, for the avoidance of doubt, shall include any PIK Interest that may have been added to the principal amount of the Advances pursuant to this Agreement.

 Section 2.06   Interest.

(a)              Advances.  On each Interest Payment Date, the Borrower shall pay interest in cash on the unpaid principal amount of each Advance made by each Lender for the applicable Interest Period at a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 or 366 day year, as the case may be) equal at all times to the lesser of (i) the applicable Interest Rate for such Advance and (ii) the Maximum Rate, payable in arrears.

(b)              Usury Recapture.  In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect.  In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes.  In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(c)              Overdue Amounts.  If any interest, principal or fee is not paid when due and payable under this Agreement, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to (x) the applicable Interest Rate for such Advance plus (y) 1.50%, from the date such amount becomes due until the date such amount is paid in full.

(d)              PIK Interest.  During the continuance of a Cash Flow Sweep Period, interest on the outstanding principal amount of each Advance may be paid by the Borrower in kind by increasing on a ratable basis the outstanding principal amount of each Advance on the applicable Interest Payment Date by the amount of interest so paid in kind (the “PIK Interest”).  Notwithstanding the foregoing, accrued and unpaid interest payable on the Maturity Date shall be paid in cash.  Following an increase in the principal amount of the Advances as a result of the occurrence of PIK Interest, interest shall be payable on such increased amount of the Advances from and after the date of such occurrence of PIK Interest.  If the Borrower expects to pay any accrued interest on the Advances in kind on any Interest Payment Date, the Borrower shall deliver to the Administrative Agent, at least five Business Days prior to such Interest Payment Date, an officer’s certificate certifying that the proposed payment of PIK Interest complies with the foregoing provisions of this Section.  The Administrative Agent shall promptly deliver a corresponding notice to all Lenders.

 Section 2.07   Prepayments.

(a)              Right to Prepay.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b)              Optional Prepayments.  The Borrower may elect to prepay any of the Advances, after giving by 1:00 P.M. (New York City time) at least five Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice;  provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples of $100,000.

(c)              Ratable Payments.  Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(d)              Application of Payments.  Any prepayment of Advances hereunder shall be applied first to Advances that were made at a time that a Cash Flow Sweep Period was in effect, and then to other Advances.

(e)              Effect of Notice.  All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

 Section 2.08   [Reserved].

 Section 2.09   Increased Costs.

(a)              Advances.  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation enacted, issued or promulgated after the date of this Agreement or (ii) the compliance with any guideline, rule, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) enacted, issued or promulgated after the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing or maintaining Advances, then the Borrower shall from time to time, within 10 days of written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

(b)              Capital Adequacy.  If any Lender determines in good faith that compliance with any law or regulation or any guideline, rule, directive or request from any central bank or other Governmental Authority (whether or not having the force of law) enacted, issued or promulgated after the date of this Agreement affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of this type, then, upon 10 days prior written notice by such Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, as the case may be, from time to time as specified by such Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender, in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend under this Agreement.  A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)              [Reserved].

(d)              Notwithstanding anything to the contrary contained in this Agreement, the Dodd‑Frank Wall Street Reform and Consumer Protection Act, as amended, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed an introduction or change of the type referred to in this Section 2.09, regardless of the date enacted, adopted or issued or implemented.

(e)              Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of an introduction or change of the type referred to in this Section 2.09 giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if an introduction or change of the type referred to in this Section 2.09 giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

 Section 2.10   Payments and Computations.

(a)              Payment Procedures.  Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement not later than 12:00 Noon (New York City time) on the day when due in Dollars (unless paid in kind pursuant to Section 2.06(d)) to the Administrative Agent without setoff, deduction or counterclaim at the location as the Administrative Agent shall designate in writing to the Borrower in same day funds.  The Administrative Agent will on the next Business Day following the day such payment is deemed received from the Borrower cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.03, 2.09 or 2.11, but after taking into account payments effected pursuant to Section 11.04) to the Lenders in accordance with each Lender’s Pro Rata Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)              Computations.  All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the Interest Period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c)              Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d)              Administrative Agent Reliance.  Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.

(e)              Application of Payments.  Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order:  first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document and the payment of fees and expenses due and payable to each Lender under Section 11.04, ratably among such parties in accordance with the aggregate amount of such payments owed to each such party; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of all other fees due and payable under Section 2.03; fourth, to the payment of the interest accrued on all of the Advances, ratably among the Lenders in accordance with their respective Pro Rata Shares; and fifth, to the payment of the principal amount of all of the Advances, regardless of whether any such amount is then due and payable.

(f)              Register.  The Administrative Agent shall record in the Register the Commitment and the Advances from time to time of each Lender and each repayment or prepayment in respect to the principal amount of such Advances of each Lender.  Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of such Advances.

 Section 2.11   Taxes.

(a)              No Deduction for Certain Taxes.  Any and all payments by or on account of any Obligations of the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including all backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (collectively, “Taxes”), except as required by applicable law.  If the Borrower shall be required by law (as determined in the good faith discretion of the Borrower) to deduct any Taxes from or in respect of any sum payable to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that (y) if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s or the Administrative Agent’s failure to provide the forms described in paragraphs (f) or (g) of this Section 2.11 and such Lender or the Administrative Agent is legally entitled to do so or (z) such Tax is an Excluded Tax, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

(b)              Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made under, or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c)              Indemnification.  Subject to the proviso of Section 2.11(a), the Borrower indemnifies each Lender and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, or required to be withheld or deducted from a payment to such Lender or the Administrative Agent, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by any Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.  Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of itself as Administrative Agent or any such Lender.  If any Lender or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower under this Section 2.11, such Lender or the Administrative Agent, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund, net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary herein, in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this Section 2.11(c) the payment of which would place the Administrative Agent or any Lender in a less favorable net after‑Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.11(c) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(d)              Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 2.10(f) relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)              Evidence of Tax Payments.  The Borrower will pay prior to delinquency all Taxes and Other Taxes payable by the Borrower in respect of any payment made hereunder.  Within 30 days after the date of any payment of such Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 11.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, and as will enable the Borrower or Administrative Agent to comply with their own withholding or information reporting requirements (including pursuant to FATCA or any analogous provisions of non-U.S. law).  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Without limiting the generality of the foregoing, any Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any successor thereto) certifying that such Lender is exempt from or otherwise not subject to United States federal backup withholding tax.

(g)              Foreign Lender Withholding Exemption.  Each Lender agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal withholding Taxes.  Each Lender which delivers to the Borrower and the Administrative Agent a Prescribed Form further undertakes to deliver to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form, on or before the date that any such Prescribed Form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal withholding Taxes.  If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such Prescribed Form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without deduction or withholding of any United States federal withholding Taxes, such Lender shall not be required to deliver such forms.  The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Prescribed Forms.  If a payment made to a Lender under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)              Without prejudice to the survival of any other agreement of any party hereunder or under any other Credit Document, the agreements and obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent, the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Credit Documents.

 Section 2.12   Lender Replacement.

(a)              Mitigation Obligations.  If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender, as applicable, shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)              Right to Replace.  The Borrower shall have the right to replace (i) any Lender (other than an Initial Lender) affected by a condition under Section 2.09 or 2.11 for more than 90 days and (ii) any Defaulting Lender (each such affected Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.12 and provided that no reduction of the Total Commitments occurs as a result thereof.  Additionally, in the event that any Lender shall, for more than 30 days after solicitation in writing from the Administrative Agent, fail to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders, such Lender shall be deemed to be an Affected Lender, and the Borrower shall have the right to replace such Affected Lender.  The provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder until such time as such Defaulting Lender is replaced.

(c)              First Right of Refusal; Replacement.

(i)              Upon the occurrence of any condition permitting the replacement of a Lender in accordance with Section 2.12(a), the Administrative Agent in its sole discretion shall have the right to reallocate the amount of the Commitments of the Affected Lenders among the non‑Affected Lenders pro rata in accordance with their respective commitments, including without limitation to Persons which are not already party to this Agreement, which election shall be made by written notice within 30 days after the date such condition occurs, provided that any reallocation to any non‑Affected Lender shall not be made without the prior written consent of such non‑Affected Lender.

(ii)              Without limiting the foregoing, the Borrower shall have the right to add additional Lenders to this Agreement to replace the Commitments of any Affected Lenders.

(d)              Procedure.  Any assumptions of Commitments pursuant to this Section 2.12 shall be made by the purchasing Lender and the selling Lender entering into an Assignment and Acceptance and by following the procedures in Section 11.06 for adding a Lender.  In connection with the reallocation of the Commitments of any Lender pursuant to the foregoing paragraph (b), each Lender with a reallocated Commitment shall purchase from the Affected Lenders at par such Lender’s ratable share of the outstanding Advances of the Affected Lenders.

(e)              Affected Lender’s Assignment and Acceptance.  If an Affected Lender being replaced pursuant to this Section 2.12 does not execute and deliver to the purchasing Lender a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the date on which the purchasing Lender executes and delivers such Assignment and Acceptance and/or such other related documentation contemplated by this Section 2.12, then such Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Affected Lender.
    Section 2.13   Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

 CONDITIONS OF LENDING

 Section 3.01   Conditions Precedent to Closing.  This Agreement shall become effective on the date that all of the following conditions shall have been satisfied or waived by the Administrative Agent:

(a)              Documentation.  The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, the Parent and the Lenders, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and, with respect to this Agreement, the Notes (if required by a Lender) and the Guaranty, in sufficient copies for each Lender (except for each Note, as to which one original of each shall be sufficient):

(i) an executed copy of the Guaranty;

(ii) a certificate from the Chief Executive Officer, President, Chief Financial Officer or Executive Vice President of the Parent on behalf of the Borrower dated as of the Closing Date stating that as of the Closing Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents are true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects); provided, to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; and (B) no Default has occurred and is continuing;

(iii) a certificate of the Secretary of the Borrower dated as of the Closing Date certifying as of the Closing Date to the extent applicable (A) the names and true signatures of officers or authorized representatives of the Borrower authorized to sign the Credit Documents, (B) resolutions of the board of trustees of Parent, in its capacity as the general partner of the Borrower, approving the transactions herein contemplated and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Credit Documents and each Credit Document to which it is or is to be a party, (C) a true and correct copy of the organizational documents of Borrower, and (D) a true and correct copy of the partnership agreement of the Borrower;

(iv) a certificate of the Secretary of the Parent dated as of the Closing Date certifying as of the Closing Date (A) the names and true signatures of officers or authorized representatives of the Parent authorized to sign the Credit Documents, (B) resolutions of the board of trustees of Parent approving the transactions herein contemplated and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Credit Documents and each Credit Document to which it is or is to be a party, (C) a true and correct copy of the organizational documents of Parent, (D) a true and correct copy of the bylaws of the Parent, and (E) that the Parent owns 100% of the general partner interests in the Borrower;

(v) a copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each of the Borrower and the Parent, dated reasonably near (but prior to) the Closing Date, certifying (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Person, and each amendment thereto on file in such Secretary’s office, and (B) that such Person is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation;

(vi) a copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any of the Parent and the Borrower owns or leases material property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Change, dated reasonably near (but prior to) the Closing Date, stating with respect to each such Person that such Person is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate;

(vii) (A) a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel for the Borrower and the Parent in a form reasonably acceptable to the Administrative Agent, dated as of the Closing Date and with such changes as the Administrative Agent may approve, and (B) a favorable opinion of Venable LLP, as special counsel for Parent in a form reasonably acceptable to the Administrative Agent, dated as of the Closing Date and with such changes as the Administrative Agent may approve;

(viii) any information or materials reasonably required by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with (i) the USA Patriot Act (Title III of Pub.  L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”) and (ii) any applicable “know your customer” or similar rules and regulations, in each case, reasonably requested by such Lender in writing at least ten Business Days prior to the Closing Date; and

(ix) a Compliance Certificate duly executed by a Responsible Officer of the Parent, dated the Closing Date that the Parent is in compliance with the covenants contained in Article VII on such date.

(b)              Representations and Warranties.  The representations and warranties contained in Article IV hereof and the Guaranty shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects).

(c)              Certain Payments.  The Borrower shall have paid the fees required to be paid as of the execution of this Agreement pursuant to Section 2.03.

 Section 3.02   Conditions Precedent for each Borrowing.  The obligation of each Lender to fund an Advance on the occasion of each Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:

(a)              the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in Article IV hereof and the Guaranties are correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects); provided, to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period, and, in each case above, as such representations and warranties may have changed based upon events or activities not prohibited by this Agreement on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom;

(b)              the Borrower shall have executed and delivered to the Administrative Agent a Notice of Borrowing in accordance with Section 2.02;

(c)              after giving effect to such Borrowing, the principal amount of all Advances made since the Closing Date shall not exceed the Maximum Draw Amount.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES

The Parent and the Borrower represents and warrants as follows:

 Section 4.01   Existence; Qualification; Partners; Subsidiaries.

(a)              The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change.

(b)              The Parent is a REIT duly organized, validly existing, and in good standing under the laws of Maryland and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change with respect to the Parent.

(c)              The Parent is the Borrower’s sole general partner with full power and authority to bind the Borrower to the Credit Documents.

(d)              As of the Closing Date, the Parent owns a 1% general partner interest in and at least 55% of the limited partnership interest in the Borrower.

(e)              Each Subsidiary and each Joint Venture of the Borrower is a limited partnership, general partnership, limited liability company or corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on such Subsidiary.  The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01(a), and Schedule 4.01(a) lists the jurisdiction of formation and the address of the principal office of each such Subsidiary existing on the date of this Agreement.  As of the Closing Date, the Borrower owns, directly or indirectly, 100% of the interests in each Subsidiary.  The Borrower has no Joint Ventures on the date of this Agreement other than the Joint Ventures listed on the attached Schedule 4.01(b), and Schedule 4.01(b) lists the jurisdiction of formation, the Borrower’s direct or indirect ownership interest in each Joint Venture, the percentage ownership in each Joint Venture and all other owners of the interests in each Joint Venture as of the date of this Agreement.

(f)              As of the date of this Agreement, neither the Borrower, nor the Parent, nor any of the Subsidiaries of Borrower own directly or indirectly any Property as would, in each case, be reasonably expected to result in an Event of Default under Section 8.01(j).

 Section 4.02   Partnership and Corporate Power.  The execution, delivery, and performance by the Borrower, the Parent and each other Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ trust, partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary trust, corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s declaration of trust, certificate or articles, as the case may be, of incorporation or by‑laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.  At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing (a) will be within the Borrower’s partnership powers, (b) will have been duly authorized by all necessary partnership action, (c) will not contravene (i) the Borrower’s partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

 Section 4.03   Authorization and Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower, the Parent, or any other Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby.  At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing the absence of which could reasonably be expected to cause a Material Adverse Change.

 Section 4.04   Enforceable Obligations.  This Agreement, the Notes and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; this Agreement, each Guaranty and the other Credit Documents to which the Guarantor is a party have been duly executed and delivered by the Guarantor.  Each Credit Document is the legal, valid, and binding obligation of the Borrower and the Guarantor to which it is a party, enforceable against the Borrower and Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding at law or in equity).

 Section 4.05   Parent REIT Status.  Commencing with its short taxable year ending December 31, 2015, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

 Section 4.06   Financial Statements.  The Consolidated balance sheet of the Parent and its Subsidiaries, and the related Consolidated statements of operations, shareholders’ equity and cash flows, of the Parent and its Subsidiaries contained in the most recent financial statements delivered to the Lenders, fairly present the financial condition in all material respects and reflects the Indebtedness of the Parent and its Subsidiaries as of the respective dates of such statements and the results of the operations of the Existing Properties for the periods indicated, and such balance sheet and statements were prepared in accordance with GAAP, subject to year‑end adjustments.  Since December 31, 2015, no Material Adverse Change has occurred.

 Section 4.07   True and Complete Disclosure.  No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement.  Except as disclosed in the Parent’s filings required by the Exchange Act (the “Existing SEC Filings”), there is no fact known to the Borrower or the Guarantor on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change.  All projections, estimates, and pro forma financial information furnished by the Borrower and the Parent or on behalf of the Borrower or the Parent were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.  No representation, warranty or other statement made in any filing required by the Exchange Act contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made.  Borrower and/or Guarantor have made all filings required by the Exchange Act.

 Section 4.08   Litigation.  Except as set forth in the attached Schedule 4.08 or in Parent’s Existing SEC Filings and except with respect to any other actions or proceedings that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change, as of the date of this Agreement there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower, the Parent, or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator.

 Section 4.09   Use of Proceeds.

(a)              Advances.  The proceeds of the Advances will be used by the Borrower (i) to satisfy liquidity requirements under the Existing Loan Documents, (ii) to make investments permitted pursuant to the provisions of Section 6.07, (iii) to renovate, repair, restore and expand Properties, (iv) to make dividends to Parent and to owners of the shares of common stock of Parent, and (v)  for general corporate purposes of the Borrower and its Subsidiaries.

(b)              Regulations.  No proceeds of Advances will be used to purchase or carry any margin stock in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).

 Section 4.10   Investment Company Act.  Neither the Borrower, the Parent nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

 Section 4.11   Taxes.  Except as would not cause a Material Adverse Change, (i) all federal, state, local and foreign Tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower and their respective Subsidiaries, or any member of a Controlled Group have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, except where contested in good faith and by appropriate proceedings, and (ii) all Taxes (including sales and use taxes) and other impositions due and payable (which are, individually or in the aggregate, material in amount and whether or not shown on a tax return) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings; provided, that the Parent, the Borrower, any member of a Controlled Group, or any of their respective Subsidiaries, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. As of the date of this Agreement, neither the Parent, the Borrower nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any material federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

 Section 4.12   Pension Plans.  All Plans are in compliance in all material respects with all applicable provisions of ERISA.  No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code.  No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code.  Neither the Parent, the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability.  As of the most recent valuation date applicable thereto, neither the Parent, the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent.

 Section 4.13   Condition of Property; Casualties; Condemnation.  Except as disclosed in writing to the Administrative Agent or, with respect to any Property, that could not reasonably be expected to have a Property Material Adverse Effect, and except for such items as the Borrower or a Subsidiary is or will be addressing consistent with sound business practices and has sufficient funds to address, each Existing Property and any Future Property (a) is and will continue to be in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects, (c) is not subject to material deferred maintenance and (d) has and will have all building systems contained therein in good repair, working order and condition, normal wear and tear excepted. None of the Properties of the Borrower or of any of its Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. No condemnation or other like proceedings that has had, or could reasonably be expected to result in, a Material Adverse Change, are pending and served nor, to the knowledge of the Borrower, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that could reasonably be expected to have a Material Adverse Change.

 Section 4.14   Insurance.  The Borrower and each of its Subsidiaries carry, or are the beneficiaries under, the insurance required pursuant to the provisions of Section 5.07.

 Section 4.15   No Burdensome Restrictions;  No Defaults.

(a)              Except in connection with Indebtedness which is permitted pursuant to the provisions of Section 6.02, neither the Parent, the Borrower nor any of their Subsidiaries is a party to any indenture, loan or credit agreement.  Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change.  Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or has received any notice of default with respect to (i) any contract, agreement, lease or other instrument or (ii) any Qualified Ground Lease or management agreement, which default could reasonably be expected to cause a Material Adverse Change.

(b)              No Default or Event of Default has occurred and is continuing.

 Section 4.16   Environmental Condition.

(a)              Except as disclosed in writing to the Administrative Agent or in the Existing Loan Agreement, or, with respect to any Property, would not reasonably be expected to have a Property Material Adverse Effect, to the knowledge of the Borrower, the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b)              Except as disclosed in writing to the Administrative Agent or in the Existing Loan Agreement, or, with respect to any Property, would not reasonably be expected to have a Property Material Adverse Effect, to the knowledge of Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which would reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

 Section 4.17   Legal Requirements, Zoning, Utilities, Access.  Except as set forth on Schedule 4.17 attached hereto or, with respect to any Property, would not reasonably be expected to have a Property Material Adverse Effect, the use and operation of each Property constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any Property (or any portion thereof). The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own and operate the Properties, except for those Permits if not obtained would not cause a Material Adverse Change. The Borrower and its Subsidiaries own and operate their business in compliance with all applicable material Legal Requirements, except, with respect to any Property, as would not reasonably be expected to result in a Property Material Adverse Effect.  Except as would not reasonably be expected to result in a Property Material Adverse Effect, to the extent necessary for the full utilization of each Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Property, are adequate to serve each such Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. Except as would not reasonably be expected to result in a Property Material Adverse Effect, all streets and easements necessary for the occupancy and operation of each Property are available to the boundaries of the Land.

 Section 4.18   Existing Indebtedness.  Except for the Obligations, the only Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries existing as of the Closing Date is the Indebtedness set forth on Schedule 4.18 attached hereto and certain other Indebtedness incurred in the ordinary course of business not to exceed $500,000.  No “default” or “event of default”, however defined, has occurred and is continuing under any such Indebtedness (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

 Section 4.19   Title; Encumbrances.   As of the Closing Date, neither Borrower, Parent nor any of their Subsidiaries own, directly or indirectly, any Land or Improvements other than the Existing Properties as set forth on Schedule 1.01(b) and any interest in a Joint Venture as set forth on Schedule 4.01(b). With respect to the Existing Properties, except as would not reasonably be expected to have a Property Material Adverse Effect, the Borrower or any Subsidiary, as the case may be, has (i) good and marketable fee simple title to the Property (other than for Property subject to a ground lease, as to which it has a valid leasehold interest) and (ii) good and marketable title to the Personal Property (other than Personal Property for any Property for which the Property Owner has a valid leasehold interest), in each case, free and clear of all Liens (other than Permitted Encumbrances), and there exists no Liens or other charges against such Property or leasehold interest or any of the real or personal, tangible or intangible, Property of the Borrower or any Subsidiary (including without limitation statutory and other Liens of mechanics, workers, contractors, subcontractors, suppliers, taxing authorities and others), except (A) Permitted Encumbrances and (B) the Personal Property (plus any replacements thereof) owned by the lessee for such Existing Property.

 Section 4.20   Leasing Arrangements.  As of the Closing Date, the only material leases for which either the Borrower or a Subsidiary is a lessee are set forth on Schedule 1.01(c).  The Property Owner for a Property subject to a Qualified Ground Lease is the lessee under such Qualified Ground Lease and no consent is necessary to such Person being the lessee under such Qualified Ground Lease which has not already been obtained.  The Qualified Ground Leases are in full force and effect and no defaults exist thereunder.  As of the Closing Date, each ground lease or ground sublease listed on Schedule 1.01(c) meets the qualifications of a “Qualified Ground Lease” under the definition thereof.  The SHLD Master Lease is in full force and effect and no notice of default or event of default has been delivered by Borrower or any of its Affiliates thereunder.

 Section 4.21   Unencumbered Properties.  As of the date hereof, there is no Property owned by the Borrower or any of its Subsidiaries that is not subject to the Liens of the Existing Property Loan Agreement (including with respect to “Seritage Joint Ventures” (as defined in the Existing Property Loan Agreement) subject to a pledge of their interests under the Existing Property Loan Agreement) or is otherwise owned by a Subsidiary of Borrower whose equity is pledged pursuant to Section 5.09 of this Agreement.

 Section 4.22   OFAC.  None of Borrower, Guarantor, nor any of their respective Subsidiaries or, to their knowledge, any director, officer, employee, agent or Affiliate thereof, is, or is controlled or 50% or greater owned by Persons that are (A) currently the subject of any sanctions administered or enforced by the United States government (including, without limitation, OFAC) (“Sanctions”) or (B) located, organized or resident in a country or territory that is itself the subject of Sanctions; and the Borrower will not directly, or to its knowledge, indirectly, use the proceeds of the Advances or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently the subject of any Sanctions to the extent in violation of Sanctions, or in any manner that will result in a violation of Sanctions or any Anti‑Corruption Laws applicable to any party hereto.  In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti‑Corruption Laws.

ARTICLE V

 AFFIRMATIVE COVENANTS

So long as any Obligation shall remain outstanding or any Lender shall have any Commitment hereunder, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 11.01), the Parent and the Borrower agree to comply with the following covenants.

 Section 5.01   Compliance with Laws, Etc.  The Borrower will comply, and cause each of its Subsidiaries and the Parent to comply, in all material respects with all Legal Requirements.

 Section 5.02   Preservation of Existence, Separateness, Etc.

(a)              The Borrower will (i) preserve and maintain, and cause each of its Subsidiaries and the Parent to preserve and maintain, its partnership, limited liability company, corporate or trust (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and (ii) qualify and remain qualified, and cause each such Subsidiary and the Parent to qualify and remain qualified, as a foreign partnership, limited liability company, corporation or trust, as applicable, in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

(b)              (i) The Parent Common Stock shall at all times be duly listed on the New York Stock Exchange, Inc. or another nationally recognized stock exchange and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission or such other nationally recognized stock exchange, as applicable.

(c)              The Borrower shall cause each of the borrowers under the Existing Loan Agreement to be a “Single-Purpose Entity,” as defined in the Existing Loan Agreement.

 Section 5.03   Payment of Taxes, Etc. The Borrower and the Parent will file all federal and state income Tax returns and other material Tax returns and reports that are required to be filed and pay or discharge, and cause each of their Subsidiaries to pay or discharge, in each case, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its property (other than (i) any Taxes the amount or validity of which is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) such charge or claim which does not constitute and is not secured by any choate Lien on any portion of any Property and no portion of any Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iii) such charge or claim which would not subject either the Administrative Agent or any Lender to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (iv) where the failure to do so could not reasonably be expected to have a Material Adverse Change).

 Section 5.04   Visitation Rights;  Lender Meeting.  At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s or any of its Subsidiaries’ or the Parent’s operations, upon reasonable notice and during normal business hours, the Borrower will, and will cause its Subsidiaries and the Parent to, permit the Administrative Agent or any of its agents or representatives thereof (at the Parent’s or the Borrower’s expense) and any Lender or any of its agents or representatives thereof (at such Lender’s expense), to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary and the Parent, to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary and the Parent with any of their respective officers or directors.  Without in any way limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Lenders once during each calendar year to be held at a location as may be agreed to by the Borrower and the Administrative Agent at such time as may be agreed to by the Borrower and the Administrative Agent;  provided that, without limitation of the provisions of Section 11.04, the Borrower shall not be obligated to reimburse the Lenders for such Persons’ travel expenses in connection with such meeting.

 Section 5.05   Reporting Requirements.  The Borrower will furnish to the Administrative Agent and the Lenders the following reports:

(a)              Quarterly Financials.  As soon as available and in any event not later than 45 days after the end of each Fiscal Quarter of the Parent (excluding when such Fiscal Quarter ends on the same day as the end of a Fiscal Year of the Parent), quarterly unaudited financial statements, income statement and statement of cash flows prepared for such Fiscal Quarter with respect to Parent, including a balance sheet of the Parent as of the end of such Fiscal Quarter, together with related statements of operations and equityholders’ capital for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in comparative form the corresponding figures for the same period for the preceding Fiscal Year (to the extent prior year financial statements for the applicable period exist), all duly certified with respect to such statements (subject to year‑end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent.

(b)              Annual Financials.  As soon as available and in any event not later than 90 days after the end of each Fiscal Year of the Parent, annual financial statements of the Parent, including a balance sheet, together with related statements of operations and equityholders’ capital and cash flow for such Fiscal Year, audited by a “Big Four” accounting firm or other independent public accounting firm reasonably acceptable to the Administrative Agent whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent.

(c)              Supplemental Reports.  As soon as available and in any event not later than five days after delivery of any report or notice delivered pursuant Sections 5.11–5.14 of the Existing Property Loan Agreement, a copy of such report or notice.

(d)              Securities Law Filings.  Promptly and in any event within 10 Business Days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all shareholders of the Parent or partners of the Borrower.

(e)              Defaults.  As soon as possible and in any event within five Business Days after the occurrence of each Default known to a Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(f)              Cash Flow Sweep Trigger Event. As soon as possible and in any event within three Business Days of the occurrence of a Cash Flow Sweep Trigger Event, a notice with respect to such Cash Flow Sweep Trigger Event and the details with respect to the occurrence of such Cash Flow Sweep Trigger Event.

(g)              ERISA Notices.  As soon as possible and in any event (i) (x) within 30 days after the Parent, the Borrower or any of a Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred and (y) within 10 days after the Parent, the Borrower or any of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (ii) within 10 days after receipt thereof by the Parent, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iii) within 10 days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

(h)              Environmental Notices.  Promptly upon receipt thereof by the Parent, the Borrower or any of their Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent or Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased or owned Property, wherever located; in the case of clause (i) and (ii), which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $5,000,000.

(i)              Other Governmental Notices or Actions.  Promptly and in any event within five Business Days after receipt thereof by the Borrower, the Parent or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.

(j)              Other Notices.

(i)               Promptly, a copy of any notice of default or any other material notice (including without limitation property condition reviews) received by the Borrower or any Subsidiary from any property manager, or any ground lessor under a Qualified Ground Lease, and

(ii)              Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder or event which would make any of the representations in Sections 4.01‑4.04 untrue, notice thereof.

(k)              Material Litigation.  As soon as possible and in any event within five Business Days of any of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.

(l)              Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered (A) pursuant to Section 5.05(d) shall be deemed to have been furnished on the date on which the Administrative Agent receives notice that the Borrower or Parent has filed such document with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge and (B) pursuant to Sections 5.05(a) through (d) (to the extent any such documents are included in materials not otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent posts such documents, or provides a link thereto on its website on the Internet; or (ii) on which such documents are posted on the Borrower’s or Parent’s behalf on an Internet or Intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

 Section 5.06   Maintenance of Property.  The Borrower will, and will cause each of its Subsidiaries to, (a) maintain their owned, leased, or operated Property in a manner substantially consistent with Properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Borrower and its Subsidiaries, (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any Property, and (c) substantially maintain and repair each Property as required by any management agreement or ground lease for such Property, in each where the failure to do so could not reasonably be expected to have a Material Adverse Change.

 Section 5.07   Insurance.  The Borrower will maintain and/or remain the beneficiary under, and cause each of its Subsidiaries to maintain and/or remain the beneficiary under, insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Parent, the Borrower and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and, with respect to the Properties, as required by the Existing Property Loan Agreement.

 Section 5.08   Use of Proceeds.  The proceeds of the Advances have been, and will be used by the Borrower for the purposes set forth in Section 4.09(a) and in compliance with all applicable Sanctions and Anti‑Corruption Laws.

 Section 5.09   New Guarantors.  The Borrower will promptly notify the Administrative Agent of the creation of any Subsidiary or the making of a Joint Venture Investment and will provide any financial and other information with respect to such Person as the Administrative Agent may reasonably request.  In the event, after the date hereof, the Parent or the Borrower form or acquire any Subsidiary (other than an Excluded Subsidiary), the Borrower shall notify the Administrative Agent of the same, and if Administrative Agent (after consultation with the Borrower) determines that such Person can be designated as a Guarantor hereunder, the Administrative Agent shall provide notice of the same to the Borrower.  Within sixty (60) days after the Borrower’s receipt of such notice from the Administrative Agent, the Borrower shall cause such Person to deliver to the Administrative Agent (i) either (a) an original Guaranty executed by such Person or (b) an Accession Agreement executed by such Person, (ii) a pledge agreement (under which the equity interests in such Subsidiary is pledged to the Administrative Agent as security for the Obligations) in form and substance reasonably acceptable to the Administrative Agent executed by the holder of such Person’s equity interests and consented to by such Person and (iii) such other information or documents with respect to such Person as the Administrative Agent may reasonably request, including, without limitation, security documentation necessary to create and perfect a security interest in such Person’s equity interests.

ARTICLE VI

 NEGATIVE COVENANTS

So long as any Obligations are outstanding  (other than contingent indemnification or reimbursement obligations for which no claim has been made) or any Lender shall have any Commitment, the Borrower agrees, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 11.01), to comply with the following covenants.

 Section 6.01   Liens, Etc.  The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien (i) in respect of the stock, stock equivalents, equity investments or other ownership interests of, or any other property owned by, Parent, Borrower and each of its Subsidiaries or (iii) on any Property (whether now owned or hereafter acquired), or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

(a)              securing the Obligations;

(b)              securing obligations pursuant to the Existing Loan Agreement;

(c)              for taxes, assessments or governmental charges or levies on the Property to the extent not required to be paid pursuant to Section 5.03;

(d)              imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (a)(i) which are not more than 60 days past due or (ii) which are being contested in good faith and by appropriate proceedings and such contest does not, and could not reasonably be expected to, result in a Material Adverse Change, (b) with respect to which reserves in conformity with GAAP have been provided, (c) which have not resulted in any Property being in jeopardy of being sold, forfeited or lost during or as a result of such contest and (d) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non‑payment of such charge or claim;

(e)              on leased personal property to secure solely the lease obligations associated with such property; and

(f)              securing Indebtedness incurred pursuant to Sections 6.02(a) and 6.02(e).

 Section 6.02   Indebtedness.  The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations and the following:

(a)              Indebtedness incurred under the Existing Loan Agreement and any refinancing in respect thereof;

(b)              Indebtedness of a Subsidiary of the Borrower to the Borrower or another Subsidiary provided such Indebtedness is subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;

(c)              Capital Leases for personal property not to exceed in the aggregate $5,000,000 at any time outstanding; provided, however, that for purposes of this clause (c), no Qualified Ground Lease shall comprise a Capital Lease;

(d)              Indebtedness outstanding on the Closing Date and listed on Schedule 4.18;

(e)              Secured Non-Recourse Indebtedness of any Subsidiary formed or acquired after the Closing Date incurred or assumed to finance one or more Future Properties acquired in compliance with Section 6.07, so long as, after giving pro forma effect to the incurrence of such Indebtedness, (i) the Parent shall be in compliance with the financial covenant set forth in Section 7.02, (ii) the LTV for such Secured Non-Recourse Indebtedness to be incurred or assumed does not exceed 75% and (iii) the DSCR for such Secured Non-Recourse Indebtedness to be incurred or assumed  does not exceed 1.10x.

(f)              guarantees by the Borrower or the Parent of Non-Recourse Carve-Out Obligations; provided that such guarantees shall be limited to the Non-Recourse Carve-Out Obligations; and

(g)              Indebtedness under any Interest Rate Agreement not entered into for speculative purposes.

 Section 6.03   Agreements Restricting Distributions From Subsidiaries.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Borrower’s Subsidiaries to the Borrower.

 Section 6.04   Restricted Payments.  Neither the Parent, the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:

(a)              provided no Default has occurred and is continuing or would result therefrom, the Parent may make cash payments to its shareholders with respect to the Parent Common Stock (including in connection with the repurchase of Stock or Stock Equivalents);

(b)              provided no Default has occurred and is continuing or would result therefrom, the Borrower shall be entitled to make cash distributions to its partners, including the Parent;

(c)              a Subsidiary of the Borrower may make a Restricted Payment to the Borrower;

(d)              the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Parent’s stock or redeem such interests for cash, as provided in the Borrower’s limited partnership agreement;

(e)              the Borrower shall be entitled to issue limited partnership interests in the Borrower in exchange for Future Properties or ownership interests in Subsidiaries which own or acquire a Future Property to the extent such Investment is permitted pursuant to the provisions of Section 6.07;

(f)              provided no Default has occurred and is continuing or would result therefrom, the Parent may repurchase Parent Common Stock;

(g)              the Borrower shall be permitted to declare and make Restricted Payments on or in respect of its Stock in such minimum amount which the Parent believes in good faith necessary either to maintain the Parent’s status as a REIT under the Code or enable the Parent to pay any U.S. federal income or excise Tax; and

(h)              the Parent shall be permitted to make Restricted Payments with any amounts received by it from the Borrower pursuant to Section 6.04(g).

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default shall have occurred and be continuing, Parent and Borrower shall (i) only be permitted to make the Restricted Payments permitted under Section 6.04(g) or Section 6.04(h) and (ii) not make any other Restricted Payment.  If a Default or Event of Default specified in Section 8.1(a) or Section 8.1(f) of this Agreement shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 8.2 of this Agreement, the Parent shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments to any Person whatsoever other than to the Borrower or any of its Subsidiaries.

 Section 6.05   Fundamental Changes; Asset Dispositions.  Neither the Parent, the Borrower, nor any of their respective Subsidiaries will, (a) merge or consolidate with or into any other Person, unless (i) a Subsidiary is merged into the Borrower or another Subsidiary and the Borrower or such other Subsidiary, as the case may be, is the surviving Person or a Subsidiary is merged into any Subsidiary, and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or any of such Person’s material property except for a sale, disposition or replacement (i) of personal property in the ordinary course of business, or (ii) Properties as permitted under the Existing Loan Agreement or under any Secured Non-Recourse Indebtedness; (c) sell or otherwise dispose of any material shares of capital stock, membership interests or partnership interests of any Subsidiary; (d) except for sales of ownership interests not prohibited by this Agreement and the issuance of limited partnership interests in the Borrower in exchange for ownership interests in Subsidiaries to the extent permitted pursuant to the provisions of Section 6.04, materially alter the corporate, capital or legal structure of any such Person; (e) liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution); provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution or (f) materially alter the character of their respective businesses from that conducted as of the date of this Agreement; in each case provided that the Parent shall be permitted to issue (i) common stock and (ii) preferred stock in the Parent which is not deemed Indebtedness under this Agreement and the Borrower is permitted to issue limited partnership interests in accordance with the partnership agreement governing the Borrower.

 Section 6.06   Subsidiary Ownership.  Neither the Parent nor the Borrower shall, nor shall permit any of their respective Subsidiaries to, own directly or indirectly such a percentage of the beneficial ownership interest in any Subsidiary as would be reasonably expected to result in an Event of Default under Section 8.01(j) of this Agreement.

 Section 6.07   Investments, Loans, Future Properties.  Neither the Parent nor the Borrower shall, nor shall permit any of their respective Subsidiaries to, acquire by purchase, or otherwise, all or substantially all of the business, property or fixed assets of any Person or any Property or other real estate, make or permit to exist any loans, advances or capital contributions to, or make any Investments in (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or purchase or commit to purchase any evidences of Indebtedness of, stock or other securities, partnership interests, member interests or other interests in any Person, except the following (provided that after giving effect thereto there shall exist no Default):

(a)              Liquid Investments;

(b)              trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and other assets owned in the ordinary course of owning the Properties and operating the business of the Borrower and its Subsidiaries;

(c)              a Future Property (or a Person that owns a Future Property) or make a Joint Venture Investment; provided that such Future Properties and Joint Venture Investments shall not exceed in the aggregate 30% of the Consolidated Total Book Value;

(d)              Investments in Subsidiaries, including Investments that are used by such Subsidiaries to make Investments permitted under this Section 6.07;

(e)              Capital Expenditures in Properties; and

(f)              any other Investments not covered by the preceding paragraphs of this Section 6.07 and not otherwise prohibited by this Agreement, provided that the aggregate amount of all Investments made pursuant to this clause (f) shall not exceed 0.5% of Consolidated Total Book Value.

Notwithstanding the foregoing, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall acquire a Future Property or otherwise make an Investment which would (a) cause a Default, (b) cause or result in the Borrower or the Parent failing to comply with any of the financial covenants contained herein, or (c) cause the aggregate amount of all Investments for (i) all Future Properties located outside the United States and (ii) all Investments made pursuant to Section 6.07(d) which are located outside the United States which has at least 50% of its assets located outside the United States to exceed 10% of the Consolidated Total Book Value.

 Section 6.08   Affiliate Transactions.  Except as otherwise approved by a majority of the Board of Directors of the Parent including a majority of the independent directors, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower which is not a Subsidiary or a Joint Venture or any purchase or acquisition of assets from any such Affiliate; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than in the ordinary course of business and at market rates.

 Section 6.09   Sale and Leaseback.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person, whereby in contemporaneous transactions the Borrower or such Subsidiary sells essentially all of its right, title and interest in a material asset and the Borrower or such Subsidiary acquires or leases back the right to use such property, provided, however, that the Borrower may, or the Borrower may permit its Subsidiaries to, enter into or modify leases or related agreements among the Borrower, the Parent and any Subsidiary to the extent that such terms are necessary for the Borrower to comply with requirements applicable to REITs under the Code, including the requirement that the leases be respected as “true leases” under the Code; provided that such new or modified leases or related agreements are on terms that, taken as a whole, are not materially less favorable to the Borrower or the relevant Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate.

 Section 6.10   Sale or Discount of Receivables.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, other than in the ordinary course of business and consistent with past and existing business practices.

 Section 6.11   Restriction on Negative Pledges.  The Borrower will not, and will not permit any of its Subsidiaries to enter into or suffer to exist any agreement (other than this Agreement and the Credit Documents) prohibiting the creation or assumption of any Lien upon a Future Property.

 Section 6.12   Material Documents.  The Borrower will not, nor will it permit any of its Subsidiaries to enter into any termination, modification or amendment of any of the following documents without the prior written consent of the Administrative Agent:

(a)              Qualified Ground Lease;

(b)              the SHLD Master Lease; and

(c)              any other material agreement;

provided, however, that so long as no Default or Event of Default has occurred and is continuing, (x) such terminations, modifications or amendments of a Qualified Ground Lease or any other material agreement shall be permitted so long as they could not reasonably be expected to (i) cause a Material Adverse Change, or (ii) impair or otherwise adversely affect in any material respect the interests or rights of the Administrative Agent or any Lender, in each case after taking into account the effect of any agreements that supplement or serve to replace, in whole or in part, such Qualified Ground Leases or other material agreements and (y) the consent of the Administrative Agent shall not be required for modifications of the SHLD Master Lease affecting recapture and other rights with respect to individual Properties only.  Any termination, modification or amendment prohibited under this Section 6.12 shall, to the extent permitted by applicable law, be void and of no force and effect.

 Section 6.13   OFAC.  Knowingly engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is the subject of Sanctions, to the extent in violation of Sanctions.

ARTICLE VII

 FINANCIAL COVENANTS

So long as any Obligations are outstanding, or any Lender shall have any Commitment hereunder, unless the Administrative Agent shall otherwise consent in writing (subject to the provisions of Section 11.01), the Borrower agrees to comply and cause the Parent to comply with the following covenants.

 Section 7.01   Maintenance of Net Worth.  The Parent shall at all times maintain a Net Worth of not less than the Minimum Net Worth.

 Section 7.02   Limitations on Total Liabilities.  The Parent’s Leverage Ratio shall not at any time exceed 60%.

ARTICLE VIII

 EVENTS OF DEFAULT;  REMEDIES

 Section 8.01   Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)              Principal Payment.  The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable as set forth in this Agreement;

(b)              Interest or Other Obligation Payment.  The Borrower shall fail to pay any interest or any fee or other amount required to be paid hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement, provided however that the Borrower will have a grace period of five days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults under this Section 8.01(b) in every calendar year; provided, that the Borrower’s failure to pay interest and instead to pay PIK Interest shall not be an Event of Default so long as a Cash Flow Sweep Period is then in effect;

(c)              Representation and Warranties.  Any representation or warranty made or deemed to be made (i) by the Borrower (or any of its officers) in this Agreement or in any other Credit Document, or (ii) by the Parent or any Subsidiary in any Credit Document, shall prove to have been incorrect in any material respect when made or deemed to be made; provided that as to any such breach of any representation or warranty which was unintentionally made to Lender if such representation or warranty can either be made true and correct in all material respects or may otherwise be cured, Borrower shall have a period of five Business Days in the event such cure can be effectuated by the payment of money, or otherwise thirty days, after Borrower receives written notice thereof, to undertake and complete any required action to make such representation or warranty either true and correct in all material respects or otherwise to cure the same;

(d)              Covenant Breaches.  (i) The Borrower shall fail to perform or observe any covenant contained in Sections 5.02(a)(i), (b) (i) or (c), 5.08, Article VI or Article VII of this Agreement or the Borrower shall fail to perform or observe, or shall fail to cause any Subsidiary to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (ii) the Borrower, the Parent or any Subsidiary shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower, the Parent or such Subsidiary by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower or any Subsidiary has actual knowledge of such default, unless such default in this clause (ii) cannot be cured in such 30 day period and the Borrower is diligently proceeding to cure, or caused to be cured, such default, in which event the cure period shall be extended to 90 days;

(e)              Cross‑Defaults.  An “Event of Default” or a “Mezzanine Loan Event of Default” (in each case as defined in the Existing Property Loan Agreement) shall have occurred and be continuing.

(f)              Insolvency.  The Borrower, the Parent, any Guarantor, or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent, any Guarantor, or any of their respective Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent, any Guarantor, or any of their respective Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent, any Guarantor, or any of their respective Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);

(g)              Judgments.  Any judgment or order for the payment of money in excess of $75,000,000 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, the Parent or any of their respective Subsidiaries which, within 60 days from the date such final judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

(h)              ERISA.  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Parent or the Borrower in good faith and by appropriate proceedings, (iv)  any Plan shall terminate for purposes of Title IV of ERISA, (v)  the Parent, the Borrower or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Parent or the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower, the Parent or any Subsidiary of Borrower or the Parent to any tax, penalty or other liabilities in the aggregate exceeding $75,000,000 at the time of such event or upon occurrence of such condition;

(i)              Guaranty.  Any Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;

(j)              Parent’s REIT Status.  There shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Parent’s tax status as a REIT has been lost;

(k)              Parent Common Stock.  The Parent at any time hereafter fails to cause the Parent Common Stock to be duly listed on the New York Stock Exchange, Inc. or another nationally recognized stock exchange; or

(l)              Changes in Ownership and Control.  Any of the following occur without the written consent of the Required Lenders:  (A) the Parent (i) amends the Borrower’s partnership agreement in any material and adverse respect (which shall not include any customary amendments to reflect transactions permitted by this Agreement so long as such amendments are not otherwise adverse to the Administrative Agent or any of the Lenders), (ii) admits a new general partner to the Borrower, (iii) own less than 50.1% of the partnership interests in and beneficial ownership of the Borrower, or (iv)  resigns as general partner of the Borrower, or (B) the failure of individuals who are members of the board of directors (or similar governing body) of the Parent on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Parent.

 Section 8.02   Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01 with respect to the Borrower or the Parent) shall have occurred and be continuing, then, and in any such event,

(a)              the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b)              the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Lenders by appropriate proceedings.

 Section 8.03   Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (f) of Section 8.01 with respect to the Borrower or the Parent shall occur, the obligation of each Lender to make Advances shall immediately and automatically be terminated and the principal amount of all Advances, all interest on all of the Advances and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

 Section 8.04   [Reserved].

 Section 8.05   Non‑exclusivity of Remedies.  No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

 Section 8.06   Right of Set‑off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the principal under all the Advances and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.02 or the automatic acceleration of the principal amount of all Advances and all amounts payable under this Agreement pursuant to Section 8.03, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured.  Each Lender agrees to promptly notify the Borrower after any such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application.  The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set‑off) which such Lender may have.

ARTICLE IX

 [RESERVED]

ARTICLE X

 AGENCY PROVISIONS

 Section 10.01   Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes) and the Obligations, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law.  The functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relation in respect of any Lender by reason of this Agreement or any other Credit Document.  Within 5 Business Days of the Administrative Agent or a Lender receiving actual notice (without any duty to investigate) of a Default, the Administrative Agent or such Lender, as applicable, will provide written notice of such Default to the Lenders.

 Section 10.02   Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor ESL Investments, Inc. (“ESL”) nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Parent, the Borrower or their Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

 Section 10.03   Administrative Agent and Its Affiliates.  With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

 Section 10.04   Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Parent’s and the Borrower’s financial statements and the Parent’s filings under the Exchange Act and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Nothing in this Agreement or any other Credit Document shall require the Administrative Agent or any of its directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its directors, officers, agents or employees.

 Section 10.05   Indemnification.  The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent (solely in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement or any other Credit Document (including the Administrative Agent’s own negligence), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, litigation, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out‑of‑pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.  The term “Administrative Agent” shall be deemed to include the employees, directors, officers and affiliates (including ESL) of the Administrative Agent for purposes of this Section 10.05.

 Section 10.06   Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect.  Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be acceptable to the Initial Lenders and to the Borrower (such consent not to be unreasonably withheld or delayed), unless an Event of Default then exists or an event under Sections 8.01(a) or (f), in which case the Borrower shall have no such approval right.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent acceptable to the Borrower.  Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent under this Agreement and the other Credit Documents.

 Section 10.07   Designation of Additional Agents.  The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “arrangers” or other designations for purposes hereof, but no such designation shall have any substantive effect, and no such Lenders or their Affiliates shall have any additional powers, duties or responsibilities as a result thereof.

ARTICLE XI

 MISCELLANEOUS

 Section 11.01   Amendments, Etc.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, nor increase in the aggregate Commitments of the Lenders, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) increase the aggregate Commitments of the Lenders in excess of $200,000,000, (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (c) extend the termination date of such Lender’s Commitment beyond the Maturity Date, (d) change the percentage of the Commitments of the Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document, (e) amend this Section 11.01, (f) amend the definition of “Required Lenders”, (g) release any Guarantor from its obligations under the Guaranty; (h) modify any provisions requiring payment to be made for the ratable account of the Lenders, or (i) amend the definition of “Pro Rata Share”; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.  In addition, none of the following decisions shall be made without the written consent of the Required Lenders:

(a)              any determination to make a Borrowing after the occurrence and during the continuance of an Event of Default;

(b)              any waiver of or any amendment to the financial covenants contained in Article VII of this Agreement or any definitions used therein;

(c)              any waiver or modification of the covenants contained in Article V or Article VI;

(d)              any amendment, supplement or modification to, or waiver of, the provisions of Section 8.01 of this Agreement;

(e)              any determination to send notice to the Borrower of, or otherwise declare, an Event of Default pursuant to Section 8.01 of this Agreement;

(f)              any determination to accelerate the Obligations pursuant to Section 8.02 of this Agreement;

(g)              any exercise of remedies under any Credit Document;

(h)              any waiver for more than 45 days of, or any amendment to, the reporting requirements set forth in Section 5.05 of this Agreement; and

(i)              any other waiver or modification of the Credit Documents unless the applicable provision of this Agreement expressly permits such waiver or modification to be made by the Administrative Agent.

Any amendment to this Agreement, including a covenant of the Parent or any of its Subsidiaries or amendment to a definition, shall require the Borrower’s written consent.

 Section 11.02   Notices, Etc.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or as a pdf attachment to an e-mail address to the respective addressees specified below, immediately followed by delivery in one of the other methods provided). Any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery (or in the case of any email delivered after 5:00 pm Eastern time or on a day that is not a Business Day, the Business Day next following such date of delivery, provided that there is immediately following delivery as aforesaid).

If to Administrative Agent or Initial Lenders:

c/o ESL Investments, Inc.
1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention:  Edward S. Lampert, CEO

and

ESL Investments, Inc.
1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention:  Harold R. Talisman
Email: harold@eslinvest.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Margaret S. Peponis
 Email: mpeponis@cgsh.com

If to Borrower:

c/o Seritage Growth Properties, L.P.
489 Fifth Avenue, 18th Floor
New York, NY 10017
Attention: Matthew Fernand
Executive Vice President & General Counsel
 Email: mfernand@seritage.com

and

Brian Dickman
Executive Vice President & Chief Financial Officer
 Email: bdickman@seritage.com

with a copy (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: F. William Reindel
 Email: F.William.Reindel@friedfrank.com

As to each other party (including any Lender following the Closing Date), at such address and email address designated by such party in a written notice to the other parties and Administrative Agent.

 Section 11.03   No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

 Section 11.04   Costs and Expenses.  The Borrower agrees to pay on demand (a) all reasonably out-of-pocket costs and expenses incurred by the Administrative Agent (or any of its Affiliates) in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents,  including, without limitation, legal fees and disbursements, accounting fees, and the costs of any third-party diligence materials; (b) all out-of-pocket costs and expenses incurred by the Administrative Agent (or any of its Affiliates) in connection with (i) monitoring the Borrower’s and the Parent’s ongoing performance of and compliance with Borrower’s and Parent’s agreements and covenants contained in this Agreement and the other Credit Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Credit Documents and any other documents or matters relating hereto. In addition, the Borrower agrees to pay on demand (x) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and each Lender (or any of their Affiliates) in connection with enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, the Parent, the Guarantors, this Agreement or the other Credit Documents, and (y) all actual-of-pocket costs and expenses (including attorney’s fees) incurred by the Administrative Agent and each Lender (or any of their Affiliates) in connection with the enforcement of any obligations of the Borrower, or a Default by the Borrower, under the Credit Documents, including any actual or attempted refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes).  Without limiting the foregoing, the Borrower shall pay all costs, expenses and fees of the Administrative Agent and each Lender resulting from Defaults or reasonably imminent Defaults or requests by the Borrower and, with respect to requests by the Borrower or during the continuance of a Default or Event of Default, the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal), that the Administrative Agent may be required to obtain due to a request by Borrower or the occurrence of a Default.

 Section 11.05   Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

 Section 11.06   Lender Assignments and Participations.

(a)              Assignments.  Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement and shall involve a ratable assignment of such Lender’s Commitment and such Lender’s Advances, (ii) each such assignment shall be subject to Borrower’s written consent, not to be unreasonably withheld or delayed (unless an Event of Default then exists or an event under Section 8.01(a) or (f), in which event the Borrower shall have no such approval right), (iii)  the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, (iv)  the consent of Initial Lenders shall be required, which consent shall not be unreasonably withheld or delayed, (v) no such assignments shall be made to the Borrower or its Affiliates or any of their respective subsidiaries or any natural Person and (vi) the relevant assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) if requested by the Administrative Agent, an administrative questionnaire, in the form provided to such additional lender by the Administrative Agent and (2) any tax documentation required under Section 2.11.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything herein to the contrary, any Lender may assign, as collateral or otherwise, any of its rights under the Credit Documents, including to any Federal Reserve Bank or other central bank, and this Section shall not apply to any such assignment.

(b)              Term of Assignments.  By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements and filings under the Exchange Act referred to in Sections 4.06 and 5.05, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv)  such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v)  such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)              The Register.  The Administrative Agent shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)              Procedures.  Upon its receipt of an Assignment and Acceptance executed by a Lender and a purchasing Lender, together with the Note subject to such assignment (to the extent applicable), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit B, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.  Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note (to the extent applicable), a new Note payable to the order of such purchasing Lender in amount equal to, respectively, the Commitment and the outstanding Advances assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitment hereunder, a new Note payable to the order of such Lender in an amount equal to, respectively, the Commitment and the outstanding Advances retained by it hereunder.  Such new Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit A.

(e)              Participations.  Each Lender may sell participations to one or more banks or other entities (excluding natural Persons and Defaulting Lenders) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement and the holder of the obligations owing under the Advances made by such Lender, (iv)  the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v)  such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date except as permitted in this Agreement.  The Borrower hereby agrees that participants shall have the same rights under Sections 2.09 and 2.11 hereof (subject to the requirements and limitations therein, including the requirements under Sections 2.11(f) and (g)) as the Lender to the extent of their respective participations, provided that no participant shall be able to collect in excess of amounts payable to the Lender selling to such participant under such Sections in respect of the interest sold to such participant or to collect any such amounts from the Borrower.  Each Lender that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)              Confidentiality.  Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from or on behalf of such Lender in accordance with Section 11.20.  Such Lender shall promptly deliver a signed copy of any such confidentiality agreement to the Administrative Agent.

 Section 11.07   Indemnification.

(a)              The Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless each Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, Affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of Lender’s interest hereunder and under the other Credit Documents; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b)              If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Article XI are unenforceable in whole or in part or are otherwise unavailable to an Indemnified Party sufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by the Indemnified Party as a result of any Damages the maximum amount the Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Article XI will be in addition to any liability that Borrower may otherwise have hereunder and under the other Credit Documents.

(c)              To the extent any Indemnified Party has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to the Borrower, provided that failure by the Administrative Agent or Lender to so notify the Borrower will not relieve the Borrower of its obligations under this Article XI, except to the extent that the Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, the Borrower shall have the right to defend the applicable Indemnified Party (if requested by the applicable Indemnified Party, in the name of such Indemnified Party) from such claim by attorneys and other professionals reasonably approved by the applicable Indemnified Party.  Upon assumption by the Borrower of any defense pursuant to the immediately preceding sentence, the Borrower shall have the right to control such defense, provided that the applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Party.  The applicable Indemnified Party shall have the right to retain its own counsel if (1) the Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Party in a timely manner, or (2) the applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between the Borrower and the applicable Indemnified Party, including situations in which there are one or more legal defenses available to the applicable Indemnified Party that are different from or additional to those available to the Borrower. So long as the Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, the Administrative Agent or Lender, as applicable, and the applicable Indemnified Party shall not compromise or settle such action defended without the Borrower’s consent, which shall not be unreasonably withheld or delayed. Upon demand, the Borrower shall pay or, in the sole discretion of the applicable Indemnified Party, reimburse the applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the applicable Indemnified Party in accordance with this Section 11.07 in connection with defending any claim subject to indemnification hereunder.

(d)              Any amounts payable to Lender by reason of the application of this Article XI shall become immediately due and payable and shall bear interest at the Interest Rate from the date Damages are sustained by the Indemnified Parties until paid.

(e)              No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

 Section 11.08   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

 Section 11.09   Survival of Representations, Indemnifications, etc.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties.  All obligations of the Borrower provided for in Sections 2.09, 2.11(c), 11.04 and 11.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

 Section 11.10   Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

 Section 11.11   Entire Agreement.  This Agreement, the Notes and the other Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

 Section 11.12   Usury Not Intended.  It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect.  In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower).  In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

 Section 11.13   Governing Law.  ANY DISPUTE BETWEEN THE BORROWER, THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5‑1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

 Section 11.14   Consent to Jurisdiction; Service of Process; Jury Trial.

(a)              Exclusive Jurisdiction.  Except as provided in subsection (b), each of the parties hereto agrees that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with, this Agreement or any of the other Credit Documents whether arising in contract, tort, equity, or otherwise, shall be resolved exclusively by state or federal courts located in the City, county and state of New York, but the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of New York.  Each of the parties hereto waives in all disputes brought pursuant to this subsection (a) any objection that it may have to the location of the court considering the dispute.

(b)              Other Jurisdictions.  The Borrower agrees that the Administrative Agent, any Lender or any indemnitee shall have the right to proceed against the Borrower or its Property in a court in any location to enable such person to (1) obtain personal jurisdiction over the Borrower or (2) enforce a judgment or other court order entered in favor of such Person.  The Borrower agrees that it will not assert any permissive counterclaims in any proceeding brought by such Person to enforce a judgment or other court order in favor of such Person.  The Borrower waives any objection that it may have to the location of the court in which such Person has commenced a proceeding described in this subsection (a).

(c)              Service of Process.  The Borrower waives personal service of any process upon it and irrevocably consents to the service of process of any writs, process or summonses in any suit, action or proceeding by the mailing thereof by the Administrative Agent or the Lenders by registered or certified mail, postage prepaid, to the Borrower addressed as provided herein.  Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or the Lenders to serve any such writs, process or summonses in any other manner permitted by applicable law.  The Borrower irrevocably waives any objection (including, without limitation, any objection of the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith in any jurisdiction set forth above.

(d)              Waiver of Jury Trial.  Each of the parties hereto irrevocably waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, arising out of, connected with, related to or incidental to the relationship established among them in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection herewith.  Each of the parties hereto agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any party hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(e)              Waiver of Bond.  The Borrower waives the posting of any bond otherwise required of any party hereto in connection with any judicial process or proceeding to realize on the collateral, enforce any judgment or other court order entered in favor of such party, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Credit Document.

 Section 11.15   Knowledge of Borrower.  For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent.

 Section 11.16   Lenders Not in Control.  None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lenders the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries, or any Guarantor, the power of the Lenders being limited to the right to exercise the remedies provided in the Credit Documents.

 Section 11.17   Headings Descriptive.  The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

 Section 11.18   Time is of the Essence.  Time is of the essence under the Credit Documents.

 Section 11.19   Scope of Indemnities.  The Borrower acknowledges and agrees that certain of its Obligations and indemnities under this Agreement include any claims resulting from the negligence or alleged negligence of the Administrative Agent, the Lenders, or any other Person being indemnified.

 Section 11.20   Confidentiality.

(a)              The Administrative Agent and each Lender severally agrees that it will use its commercially reasonable efforts not to disclose without the prior written consent of the Parent or the Borrower (other than to an Affiliate or such Person’s or their Affiliate’s directors, officers, employees, auditors, regulators or counsel) any Information (as defined below) with respect to the Parent or the Borrower which is furnished pursuant to this Agreement except that the Administrative Agent and each Lender may disclose any such Information (i) which is or becomes generally available to the public other than by a breach of this Section 11.20, (ii) which is known by or becomes known by such Person other than in the course of the delivery of Information provided specifically under this Agreement, (iii) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority, regulatory authority or self‑regulatory authority (whether in the United States or elsewhere), (iv)  as may be required or appropriate in response to any summons or subpoena or any law, order, regulation, ruling or similar legal process applicable to the Administrative Agent or such Lender, (v)  to any other party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 11.20, to (A) any prospective participant or assignee in connection with any contemplated transfer pursuant to Section 11.06 in accordance with the provisions of Section 11.06(e) or (B) any actual or prospective party to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) on a confidential basis to any rating agency in connection with rating the Parent or its Subsidiaries or this Agreement, (ix) with the consent of the Borrower, or (x) to the extent such Information becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries (including any information obtained based on a review of the books and records of the Parent or any of its Subsidiaries) relating to the Parent or any of its Subsidiaries or any of their respective businesses pursuant to this Agreement;  provided that, in the case of information so received after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)              Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Credit Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Credit Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011‑4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Credit Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

 Section 11.21   USA Patriot Act Notice.  The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, the Administrative Agent (for itself and/or as Administrative Agent for all Lenders hereunder) may from time‑to‑time request, and the Borrower shall provide the Administrative Agent, the Borrower’s and each Guarantor’s and Subsidiary of Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for each Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

 Section 11.22   No Fiduciary Duties.  The Parent, the Borrower and each Guarantor agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and the Parent, the Borrower or such Guarantor, as applicable, its stockholders or its Affiliates, on the other.  The Parent, the Borrower and each Guarantor agrees that the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s‑length commercial transactions.  The Parent, the Borrower and each Guarantor agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Parent, the Borrower and each Guarantor acknowledges that the Administrative Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Parent, the Borrower or such Guarantor may regard as conflicting with its interests and may possess information (whether or not material to the Parent, the Borrower or such Guarantor) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder or (y) the Lenders acting as lenders hereunder, that the Administrative Agent or any Lender may not be entitled to share with the Parent, the Borrower or any Guarantor.  Without prejudice to the foregoing, each of the Parent, the Borrower and each Guarantor agrees that the Administrative Agent the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lenders were not lenders hereunder, and without any duty to account therefor to the Parent, the Borrower or any Guarantor.  The Parent, the Borrower and each Guarantor hereby irrevocably waives, in favor of the Administrative Agent and the Lenders, any conflict of interest which may arise by virtue of the Administrative Agent and the Lenders acting in various capacities under the Credit Documents or for other customers of the Administrative Agent or any Lender as described in this Section 11.22.

[Balance of page intentionally left blank]

The parties hereto are executing this Agreement as of the date first above written.

ADMINISTRATIVE AGENT:

JPP, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Authorized Signatory

LENDER:

JPP, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Authorized Signatory

LENDER:

JPP II, LLC, a Delaware limited liability company

By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Authorized Signatory

BORROWER:

SERITAGE GROWTH PROPERTIES, L.P. a Delaware limited partnership

By:	Seritage Growth Properties,
its general partner

By:	/s/ Benjamin Schall
	Name:	Benjamin Schall
	Title:	Chief Executive Officer and President

GUARANTOR:

SERITAGE GROWTH PROPERTIES, a Maryland trust

By:	/s/ Benjamin Schall
	Name:	Benjamin Schall
	Title:	Chief Executive Officer and President

Schedule 1.01(A)
Commitments

Lender Name	Term Loans	Pro Rata Share of Term Loans
JPP, LLC	$136,725,000	68.36%
JPP II, LLC	$63,275,000	31.64%
TOTAL	$200,000,000	100.0%

Schedule 1.01(B)
Existing Properties

Unit	Address	City	ST
1	700 E Northern Lights Blvd	Anchorage(Sur)	AK
2	1731 2nd Ave S W	Cullman	AL
3	3930 Mccain Blvd	North Little Rock	AR
4	2821 East Main St	Russellville	AR
5	6515 E Southern Ave	Mesa/East	AZ
6	5950 E Broadway Blvd	Park Mall	AZ
7	7611 W Thomas Rd	Phoenix-Desert Sky	AZ
8	2250 El Mercado Loop	Sierra Vista	AZ
9	3150 S 4Th Ave	Yuma	AZ
10	3400 Gateway Blvd	Prescott	AZ
11	4800 N Us Highway 89	Flagstaff	AZ
12	2011 East Fry Blvd	Sierra Vista	AZ
13	10140 N 91st Ave	Peoria	AZ
14	12025 N 32nd St	Phoenix	AZ
15	40710 Winchester Rd	Temecula	CA
16	3295 E Main St	Ventura	CA
17	1191 Galleria Blvd	Roseville	CA
18	1420 Travis Blvd	Fairfield	CA
19	12121 Victory Blvd	No Hollywood	CA
20	302 Colorado Ave	Santa Monica	CA
21	1209 Plz Dr	West Covina	CA
22	3636 N Blackstone Ave	Fresno	CA
23	5261 Arlington Ave	Riverside	CA
24	565 Broadway	Chula Vista	CA
25	100 Inland Ctr	San Bernardino	CA
26	5901 Florin Rd	Florin	CA
27	575 Fletcher Pkwy	El Cajon	CA
28	1178 El Camino Real	San Bruno	CA
29	2180 Tully Rd	San Jose-Eastridge	CA
30	9301 Tampa Ave	Northridge	CA
31	5900 Sunrise Mall	Citrus Hts-Sunrise	CA
32	20700 S Avalon Blvd Ste 100	Carson	CA
33	100 Westminster Mall	Westminster	CA
34	4575 La Jolla Village Dr	San Diego-North	CA
35	1700 N Main St	Salinas	CA
36	6000 Mowry Ave	Newark	CA
37	5080 Montclair Plz Ln	Montclair	CA
38	22550 Town Cir	Moreno Vly	CA
39	72-880 Hwy 111	Palm Desert	CA
40	3751 S Dogwood Ave	El Centro	CA
41	3501 S Mooney Blvd	Visalia	CA
42	200 Town Ctr E	Santa Maria	CA
43	1011 W Olive Ave	Merced	CA
44	4015 Capitola Rd	Santa Cruz	CA
45	145 W Hillcrest Dr	Thousand Oaks	CA
46	1855 Main Street	Ramona	CA
47	912 County Line Rd	Delano	CA
48	3001 Iowa Avenue	Riverside	CA
49	3625 East 18Th Street	Antioch	CA
50	1500 Anna Sparks Way	McKinleyville	CA
51	895 Faukner Road	Santa Paula	CA
52	42126 Big Bear Blvd	Big Bear Lake	CA
53	10785 W Colfax Ave	Lakewood	CO
54	1400 East 104Th Ave	Thornton	CO
55	1445 New Britain Ave	West Hartford	CT
56	850 Hartford Tnpk	Waterford	CT
57	19563 Coastal Hwy, Unit A	Rehoboth Beach	DE
58	3100 Sw College Rd Ste 300	Ocala	FL
59	7171 N Davis Hwy	Pensacola	FL
60	3111 E Colonial Dr	Orlando Colonial	FL
61	2300 Tyrone Blvd N	St Petersburg	FL
62	1625 W 49Th St	Hialeah/Westland	FL
63	451 E Altamonte Dr Ste 401	Altamonte Spg	FL
64	20701 Sw 112Th Ave	Miami/Cutler Rdg	FL
65	27001 Us 19 NSuite 8520	Clearwater/Cntrysd	FL
66	4125 Cleveland Ave Suite 88	Ft Myers	FL
67	8000 W Broward Blvd Ste 100	Plantation	FL
68	8201 S Tamiami Trail	Sarasota	FL
69	5900 Glades Rd	Boca Raton	FL
70	19505 Biscayne Blvd	Miami	FL
71	6201 W Newberry Rd	Gainesville	FL
72	1625 Nw 107Th Ave	Doral(Miami)	FL
73	3800 Us Highway 98 N Ste 500	Lakeland	FL
74	1050 S Babcock St	Melbourne	FL
75	303 Us Hwy 301 Blvd W	Bradenton	FL
76	2000 9Th StN	Naples	FL
77	733 N Highway 231	Panama City	FL
78	380 Blanding Blvd	Orange Park	FL
79	1460 W 49Th St	Hialeah	FL
80	10700 Biscayne Blvd	North Miami	FL
81	4501 66Th Street N	St. Petersburg	FL
82	2211 W Irlo Bronson Hwy	Kissimmee	FL
83	7321 Manatee Ave West	Bradenton	FL
84	7810 Abercorn St	Savannah	GA
85	1500 Cumberland Mall Se	Atlanta	GA
86	500 Nimitz Highway	Honolulu	HI
87	4600 1St Ave Ne	Cedar Rapids	IA
88	1405 South Grand	Charles City	IA
89	1501 Hwy 169 N	Algona	IA
90	2307 Superior	Webster City	IA
91	460 N Milwaukee St	Boise	ID
92	1601 N Harlem Ave	Chicago	IL
93	7503 W Cermak Rd	N Riverside	IL
94	4730 W Irving Park Rd	Chicago	IL
95	3340 Mall Loop Dr	Joliet	IL
96	2 Orland Sq	Orland Park	IL
97	2500 W Wabash	Springfield	IL
98	5050 S Kedzie Ave	Chicago	IL
99	5000 23Rd Ave	Moline	IL
100	3231 Chicago Rd	Steger	IL
101	17550 Halsted	Homewood	IL
102	2860 S Highland Ave	Lombard	IL
103	4201 Coldwater Rd	Ft Wayne	IN
104	101 West Lincoln	Merrillville	IN
105	3101 Northview Drive	Elkhart	IN
106	9701 Metcalf Ave	Overland Pk	KS
107	4820 S 4Th St Trafficway	Leavenworth	KS
108	5101 Hinkleville Rd	Paducah	KY
109	2815 West Parrish Avenue	Owensboro	KY
110	3010 Fort Campbell Blvd	Hopkinsville	KY
111	5715 Johnston St	Lafayette	LA
112	133 Monarch Dr	Houma	LA
113	900 E Admiral Doyle Dr	New Iberia	LA
114	1325 Broadway	Saugus	MA
115	350 Grossman Dr	Braintree	MA
116	126 Shawan Rd	Cockeysville	MD
117	15700 Emerald Way	Bowie	MD
118	17318 Valley Mall Rd	Hagerstown	MD
119	3207 Solomons Island Rd	Edgewater	MD
120	417 Main Street	Madawaska	ME
121	2100 Southfield Rd	Lincoln Park	MI
122	32123 Gratiot Ave	Roseville	MI
123	300 W 14 Mile Rd	Troy	MI
124	1250 Jackson XingI-94	Jackson	MI
125	3100 Washtenaw Ave	Ypsilanti	MI
126	22801 Harper Ave	St. Clair Shores	MI
127	1560 Us 31 South	Manistee	MI
128	2355 U.S. 23 South	Alpena	MI
129	2760 I-75 Business Spur	Sault Ste. Marie	MI
130	425 Rice St	St Paul	MN
131	3001 White Bear Ave N	Maplewood	MN
132	14250 Buck Hill Rd	Burnsville	MN
133	1305 Highway #10 West	Detroit Lakes	MN
134	3700 S Campbell	Springfield	MO
135	1 Flower Valley Shp Ctr	Florissant	MO
136	2304 Missouri Blvd	Jefferson City	MO
137	11 South Kings Hwy 61	Cape Girardeau	MO
138	2308 Highway 45 N	Columbus	MS
139	3180 Highway 2 West	Havre	MT
140	1 S Tunnel Rd	Asheville	NC
141	545 Us Hwy 29 N	Concord	NC
142	1302 Bridford Pkwy	Greensboro	NC
143	1-20Th Ave S E	Minot	ND
144	4700 Second Avenue	Kearney	NE
145	77 Rockingham Park Blvd	Salem	NH
146	310 Daniel Webster Hwy Ste 102	Nashua	NH
147	1500 S Willow St	Manchester	NH
148	50 Fox Run Rd Ste 74	Portsmouth	NH
149	1640 Route 22	Watchung	NJ
150	50 Route 46	Wayne	NJ
151	1500 Highway 35	Middletown	NJ
152	2220 North Grimes St	Hobbs	NM
153	3000 East Main St	Farmington	NM
154	1205 East Pine	Deming	NM
155	4000 Meadow Ln	Las Vegas(Meadows)	NV
156	5400 Meadowood Mall Cir	Reno	NV
157	10405 S Eastern Ave	Henderson	NV
158	1425 Central Ave	Albany	NY
159	195 N Broadway	Hicksville	NY
160	317 Greece Ridge Center Dr	Rochester-Greece	NY
161	200 Eastview Mall	Victor	NY
162	4155 State Rt 31	Clay	NY
163	Rt 17 Expy Exit 70	Johnson City	NY
164	4000 Jericho Tpke	East Northport	NY
165	600 Lee Blvd	Yorktown Hts	NY
166	171 Delaware Ave	Sidney	NY
167	2801 W. State St	Olean	NY
168	3408 W Central Ave	Toledo	OH
169	7875 Johnnycake Ridge Rd	Mentor	OH
170	4100 Belden Village Mall	Canton	OH
171	6950 W 130Th St	Middleburg Hts	OH
172	2000 Brittain Rd	Chapel Hill	OH
173	2700 Miamisburg Centerville Rd	Dayton Mall	OH
174	555 South Ave	Tallmadge	OH
175	1447 N Main St	North Canton	OH
176	502 Pike Street	Marietta	OH
177	1005 East Columbus St	Kenton	OH
178	4400 S Western Ave	Okla City/Sequoyah	OK
179	3132 East 51St St	Tulsa	OK
180	4 East Shawnee St	Muskogee	OK
181	11800 SE 82nd Ave	Happy Valley	OR
182	2640 West Sixth St	The Dalles	OR
183	160 N. Gulph Rd	King of Prussia	PA
184	3975 Columbia Ave	Columbia	PA
185	400 North Best Ave	Walnutport	PA
186	1094 Haines Road	York	PA
187	1745 Quentin	Lebanon	PA
188	1180 Walnut Bottom Rd	Carlisle	PA
189	Route 819 South	Mount Pleasant	PA
190	Intsctn St Rd Pr 1 & Pr 156	Caguas	PR
191	Carolina S/C	Carolina	PR
192	Pr Rte #2; Km 149.5	Mayaguez	PR
193	2643 Ponce Bypass	Ponce	PR
194	Pr 20 And Esmeralda	Guaynabo	PR
195	Pr 167 & Las Cumbres	Bayamon	PR
196	650 Bald Hill Rd	Warwick	RI
197	7801 Rivers Ave	Chrlstn/Northwoods	SC
198	2302 Cherry Rd	Rock Hill	SC
199	3801 B Clemson Blvd	Anderson	SC
200	3020 W 12Th St	Sioux Falls	SD
201	2800 N Germantown Prkway	Cordova	TN
202	4570 Poplar Ave	Memphis/Poplar	TN
203	13131 Preston Rd	Valley View	TX
204	303 Memorial City Mall	Memorial	TX
205	4000 N Shepherd Dr	Shepherd	TX
206	201 Central Park	Central Park	TX
207	9570 Southwest Frwy	Westwood	TX
208	3450 W Camp Wisdom Rd	Southwest Ctr	TX
209	300 Baybrook Mall	Friendswd/Baybrk	TX
210	6301 Nw Loop 410	Ingram	TX
211	12625 N I-H 35	Austin	TX
212	2501 Irving Mall	Irving	TX
213	9484 Dyer St	El Paso	TX
214	1129 Morgan Blvd	Harlingen	TX
215	12605 N Gessner Road	Houston	TX
216	7453 S Plaza Center Dr	West Jordan	UT
217	2010 N Main	Layton	UT
218	4588 Virginia Beach Blvd	Virginia Beach	VA
219	5901 Duke St	Alexandria	VA
220	100 Newmarket Fair Mall	Hampton	VA
221	1401 Greenbrier Pkwy	Chspk/Greenbrier	VA
222	12000 Fair Oaks Mall	Fairfax	VA
223	141 West Lee Highway	Warrenton	VA
224	2200-148Th AveNe	Redmond-Overlake Pk	WA
225	8800 Ne Vancouver Mall Dr	Vancouver	WA
226	2304 E Nob Hill Blvd	Yakima	WA
227	5200 S 76Th St	Greendale	WI
228	53 W Towne Mall C	Madison-West	WI
229	1425 E Highway 151	Platteville	WI
230	101 Great Teays Blvd	Scott Depot	WV
231	731 Beverly Pike	Elkins	WV
232	1701 4Th Ave W	Charleston	WV
233	4000 East 2Nd Street	Casper	WY
234	1960 North Federal Blvd	Riverton	WY
235	2150 South Douglas Hwy	Gillette	WY

Schedule 1.01(C)
Qualified Ground Leases
1.
That certain Lease, dated as of October 28, 1981, between King of Prussia Associates, a Pennsylvania general partnership, as landlord, and Seritage SRC Finance LLC, a Delaware limited liability company, as tenant, for the property located at 160 N Gulph Rd, King of Prussia, PA 19406, recorded in the land records of Montgomery County, Pennsylvania in Deed Book 4678 at Page 1; as amended by that certain unrecorded Supplemental Agreement, dated as of October 28, 1981; as further amended by that certain unrecorded Supplement to Supplemental Agreement, dated as of October 1, 1983; as amended by that certain Recordable Supplemental Agreement, dated as of October 1, 1983, recorded in the land records of Montgomery County, Pennsylvania in Deed Book 4729 at Page 336; as amended by that certain unrecorded Amendment to Lease, dated as of November 30, 1993; as amended by that certain unrecorded Second Amendment to Lease, dated as of August 22, 2000; and as amended that certain unrecorded Third Amendment to Lease, dated as of December 31, 2014.

Schedule 4.01(A)
Subsidiaries

Name	Jurisdiction of Formation	Entity Type	Address of Principal Office
Seritage SRC Finance LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017
Seritage KMT Finance LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017
Seritage SRC Mezzanine Finance LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017
Seritage KMT Mezzanine Finance LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017
Seritage Management LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017

Schedule 4.01(B)
Joint Ventures

Name	Jurisdiction of Formation	Entity Type	Address of Principal Office
Seritage GS Holdings LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017
Seritage SPS Holdings LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017
Seritage MS Holdings LLC	Delaware	Limited liability company	c/o Seritage Growth Properties, L.P. 489 Fifth Avenue, 18th Floor New York, NY 10017

Schedule 4.08
Litigation

1.
On June 11, 2015 Sears Holdings Corporation (“Sears Holdings”) effected a rights offering (the “Rights Offering”) to Sears Holdings stockholders to purchase common shares of Seritage in order to fund, in part, the $2.7 billion acquisition of 234 of Sears Holdings’ owned properties and one of its ground leased properties (the “Wholly Owned Properties”), and its 50% interests in three joint ventures (the “JV Interests”) that collectively own 28 properties, ground lease one property and lease two properties (collectively, the “JV Properties”) (collectively, the “Transaction”). The Rights Offering ended on July 2, 2015, and the Company’s Class A common shares were listed on the New York Stock Exchange on July 6, 2015.  On July 7, 2015, the Company completed the Transaction with Sears Holdings and commenced operations. The Company’s only operations prior to the completion of the Rights Offering and Transaction were those incidental to the completion of such activities.  In May and June of 2015, four purported Sears Holdings shareholders filed lawsuits in the Delaware Court of Chancery challenging the Transaction, which lawsuits have since been consolidated into a single action captioned In re Sears Holdings Corporation Stockholder and Derivative Litigation, Consol. C.A. No. 11081-VCL (the “Action”). On October 15, 2015, plaintiffs filed a verified consolidated stockholder derivative complaint in the Action against the individual members of Sears Holdings’ Board of Directors, ESL Investments, Inc. (together with its affiliates, “ESL”), Sears Holdings’ CEO, Fairholme Capital Management L.L.C. (“FCM”), and Seritage. On July 12, 2016, the plaintiffs filed a verified consolidated amended stockholder derivative complaint (the “Amended Complaint”) against the same defendants and asserting substantially the same claims as set forth in the complaint filed in October 2015. The plaintiffs have brought the Action derivatively on behalf of Sears Holdings, which is named as a nominal defendant, and allege that the Sears Holdings directors, as well as ESL and Edwards S. Lampert (in their capacity as the alleged controlling stockholder of Sears Holdings), breached their fiduciary duties to Sears Holdings shareholders by selling the Wholly Owned Properties to Seritage at a price that was unfairly low and was the result of a process that allegedly was flawed. The Amended Complaint also alleges that Seritage and FCM aided and abetted these alleged fiduciary breaches. Among other forms of relief, the Amended Complaint seeks damages in unspecified amounts. In October 2016, following mediation, the parties reached an agreement-in-principle to settle the Action, subject to the negotiation and execution of settlement documentation, customary releases of defendants, final court approval, and other customary conditions. Pursuant to the settlement, the defendants and the D&O insurers for the individual members of the Sears Holdings’ Board of Directors have agreed to pay (assuming satisfaction of all conditions) $40 million, of which Seritage has agreed to pay $19 million. The defendants continue to deny the claims asserted and will enter into the settlement solely to avoid the burden, expense, distraction, and inherent risk in and of litigation. While there can be no assurance that the agreement-in-principle will result in a definitive, court-approved agreement, the Company has determined that its liability is both probable and estimable as a result of the agreement-in-principle and has recorded a litigation charge of $19.0 million for the three months ended September 30, 2016. The Company believes that the plaintiffs’ claims and allegations against the Company are legally without merit and, if the settlement is not approved, intends to contest the Action vigorously.

Schedule 4.17
Legal Requirements; Zoning; Utilities; Access

None.

Schedule 4.18
Existing Indebtedness

1.
Mortgage Loan Agreement, dated July 7, 2015, by and among Seritage SRV Finance LLC and Seritage KMT Finance LLC, as Borrowers, Seritage GS Holdings LLC, Seritage SPS Holdings LLC and Seritage MS Holdings, LLC, as JV Pledgors, and JPMorgan Chase Bank, National Association and H/S SO III Funding I LLC, as Lenders, in the aggregate principal amount of $925,000,000, plus an additional $100,000,000 to fund recapture, lease-up and redevelopment properties.

2.	Interest rate cap agreements in connection with the issuance of the Mortgage Loan Agreement.

3.
Mezzanine Loan Agreement, dated July 7, 2015, by and among Seritage SRC Mezzanine Finance LLC and Seritage KMT Mezzanine Finance LLC, as Borrowers and H/S Special Opportunities III Corp. and JPMorgan Chase Bank, National Association, as Lenders, in the aggregate principal amount of $236,000,000.

4.	Interest rate cap agreements in connection with the issuance of the Mezzanine Loan Agreement.

EXHIBIT A

 FORM OF NOTE
$ _______________	____________, 20__

For value received, the undersigned Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to the order of ______________________ (the “Lender”) the principal amount of _________________ and ____/100 Dollars ($          ) or, if less, the aggregate outstanding principal amount of each Advance (as defined in the Term Loan Agreement referred to below) made by the Lender to the Borrower, together with interest on the unpaid principal amount of each such Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Term Loan Agreement.
This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Senior Unsecured Term Loan Agreement dated as of February 23, 2017 as the same may be amended or modified from time to time (the “Term Loan Agreement”) among the Borrower, Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, JPP, LLC, as the Administrative Agent and the other parties from time to time party thereto.  Capitalized terms used in this Note and not otherwise defined in this Note have the meanings assigned to such terms in the Term Loan Agreement.  The Term Loan Agreement, among other things, (a) provides for the making of Advances by the Lenders to the Borrower, from time to time, in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Term Loan Agreement.
Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at JPP, LLC, c/o ESL Investments, Inc., 1170 Kane Concourse, Suite 200, Bay Harbor Islands, FL 33154, Attention: Edward S. Lampert, CEO and Harold S. Talisman, CFO (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds.  The Lender shall record all Advances and payments of principal made under this Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Note.
Except as specifically provided in the Term Loan Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.
This Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.
[Balance of page intentionally left blank]
BORROWER

SERITAGE GROWTH PROPERTIES, L.P.

By: Seritage Growth Properties, its general partner

By:
Name:
Title:

EXHIBIT B

 FORM OF ASSIGNMENT AND ACCEPTANCE
Dated __________, 20__
Reference is made to the Senior Unsecured Term Loan Agreement dated as of February 23, 2017 as the same may be amended or modified from time to time (the “Term Loan Agreement”) among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, JPP, LLC, as the Administrative Agent and the other parties from time to time party thereto. Capitalized terms not otherwise defined in this Assignment and Acceptance shall have the meanings assigned to them in the Term Loan Agreement.
Pursuant to the terms of the Term Loan Agreement, _______________ (“Assignor”) wishes to assign and delegate ___%1 of its rights and obligations under the Term Loan Agreement and _______________ (“Assignee”) desires to assume and accept such rights and obligations. Therefore, Assignor, Assignee, and the Administrative Agent agree as follows:
1. As of the Effective Date (as defined below), Assignor hereby sells and assigns and delegates to Assignee, and Assignee hereby purchases and assumes from Assignor, without recourse to Assignor and without representation or warranty except for the representations and warranties specifically set forth in clauses (i), (ii), and (iii) of Section 2 hereof, a ____% interest in and to all of Assignor’s rights and obligations under the Term Loan Agreement in connection with its Commitment, including, without limitation, such percentage interest in Assignor’s Commitment and the Advances owing to Assignor and any Note held by Assignor.
2. Assignor (i) represents and warrants that, prior to executing this Assignment and Acceptance, its Commitment is $_____________ and the aggregate outstanding principal amount of Advances owed to it by the Borrower is $_____________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Term Loan Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Term Loan Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under the Term Loan Agreement or any other Credit Document or any other instrument or document furnished pursuant thereto; and (v) attaches the Note referred to in Section 1 above and requests that the Administrative Agent exchange such Note for a new Note dated ____________, 20__ in the principal amount of $_____________, payable to the order of Assignee, [and a new Note dated ___________, 20__ in the principal amount of $_____________, payable to the order of Assignor].
3. Assignee (i) confirms that it has received a copy of the Term Loan Agreement, together with copies of the financial statements referred to in Section 4.06 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement or any other Credit Document; (iii) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Term Loan Agreement and any other Credit Document as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement or any other Credit Document are required to be performed by it as a Lender; (v) specifies as its Applicable Lending Office (and address for notices) the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Term Loan Agreement and its Note or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty2, and (vii) represents that it is an Eligible Assignee.
4. The effective date for this Assignment and Acceptance shall be _______________ (the “Effective Date”)3  and following the execution of this Assignment and Acceptance, the Administrative Agent will record it in the Register.
5. Upon such recording, and as of the Effective Date, (i) Assignee shall be a party to the Term Loan Agreement for all purposes, and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (other than rights against the Borrower pursuant to Sections 2.09, 2.11(c) and 11.07 of the Term Loan Agreement, which shall survive this assignment) and be released from its obligations under the Term Loan Agreement.
6. Upon such recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Term Loan Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Term Loan Agreement and the Notes for periods prior to the Effective Date directly between themselves.
7. This Assignment and Acceptance shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
8. This Assignment and Acceptance may be executed in multiple counterparts, each of which shall be an original, but all of which shall together constitute one Assignment and Acceptance.
[Balance of page intentionally left blank]

1 Specify percentage in no more than 5 decimal points.
2 If the Assignee is organized under the laws of a jurisdiction outside the United States.
3 See Section 11.06. Such a date shall be at least three Business Days after the execution of this Assignment and Acceptance.

The parties hereto have caused this Assignment and Acceptance to be duly executed as of the date first above written.
[ASSIGNOR]

By:
Name:
Title:

JPP, LLC, as Administrative Agent

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Applicable Lending Office:

Address:

Attention:
Telecopy:
Telephone:

EXHIBIT C

 FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is executed this ___ day of _________, 20__, for the period ended _______ and is prepared pursuant to that certain Senior Unsecured Term Loan Agreement dated as of February 23, 2017, as the same may be amended or modified from time to time (the “Agreement”), among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, JPP, LLC, as the Administrative Agent and the other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings specified by the Agreement.
1.             Covenants, Defaults:  Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the date of execution of this Compliance Certificate, as follows:
1.1             Covenants. All covenants of Borrower set forth in Articles V and VI of the Agreement required to be performed as of the date hereof have been performed and maintained in all material respects, and such Covenants continue to be performed and maintained as of the execution date of this certificate, except as follows:
_________________________________ [specify]
1.2             Event of Default. There exists no Event of Default except as follows:
_________________________________ [specify]
2.             Operating Covenants. Borrower hereby certifies to the Administrative Agent and the Lenders, effective as of the calendar quarter ending ____________, ___, that the amounts and calculations made hereunder pursuant to Article VII of the Agreement are true and correct.
2.1             Maintenance of Net Worth (Section 7.01 of the Agreement)
Minimum Requirement – $1,000,000,000
(a)	Parent’s Net Worth (determined on a Consolidated basis in accordance with GAAP): $____________
2.2             Limitations on Total Liabilities of Parent (Section 7.02 of the Agreement).
Maximum Threshold – 60%
(a)	Total debt of Parent (determined on a Consolidated basis in accordance with GAAP): $____________
(b)	Total assets of Parent (determined on a Consolidated basis in accordance with GAAP): $____________
(c)	Ratio of (a) to (b): _____________
 [Balance of page intentionally left blank]

EXECUTED as of the date first referenced above.
BORROWER

SERITAGE GROWTH PROPERTIES, L.P.

By: Seritage Growth Properties, its general partner

By:
Name:
Title:

EXHIBIT D

 FORM OF GUARANTY
This Guaranty (this “Agreement”) is made and entered into effective for all purposes as of the 23rd day of February, 2017, by the parties signatory hereto or to an Accession Agreement (as hereinafter defined) (collectively, the “Guarantor”, whether one or more) to and for the benefit of JPP, LLC, as the Administrative Agent (the “Administrative Agent”), and the lenders named in the Term Loan Agreement herein described (collectively the “Lenders”).
INTRODUCTION
WHEREAS, Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Administrative Agent, the Lenders party thereto and the other parties from time to time party thereto have entered into that certain Senior Unsecured Term Loan Agreement dated as of February 23, 2017 (such Senior Unsecured Term Loan Agreement, as the same may be amended or modified from time to time, being referred to herein as the “Term Loan Agreement”);
WHEREAS, pursuant to the Term Loan Agreement, the Lenders have agreed to extend credit to Borrower as more specifically described therein;
WHEREAS, the Borrower and each Guarantor are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Term Loan Agreement; and
WHEREAS, as a condition to extending credit to the Borrower under the Term Loan Agreement, the Lenders have required, among other things, that the Guarantor execute and deliver this Agreement.
AGREEMENT
NOW, THEREFORE, in order to induce the Lenders to make the Advances, each Guarantor hereby agrees as follows:
Section 1             DEFINED TERMS.
All terms used in this Agreement, but not defined herein, shall have the meaning given such terms in the Term Loan Agreement.
Section 2             GUARANTY.
Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Term Loan Agreement, the Notes and any other Credit Document, whether for principal, interest, fees, expenses, or otherwise (such obligations being the “Guaranteed Obligations”) and any and all expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement. Each Guarantor agrees that its guaranty obligation under this Agreement is a guarantee of payment, not of collection and that such Guarantor is primarily liable for the payment of the Guaranteed Obligations.
Section 3             LIMIT OF LIABILITY.
Each Guarantor that is a Subsidiary of the Borrower shall be liable under this Agreement with respect to the Guaranteed Obligations only for amounts aggregating up to the largest amount that would not render its guaranty obligation hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.
Section 4             GUARANTY ABSOLUTE.
Each Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Term Loan Agreement and the other Credit Documents, as applicable, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender. The liability of each Guarantor under this Agreement shall be absolute and unconditional irrespective of:
(a)             any lack of validity or enforceability of the Term Loan Agreement, any other Credit Document or any other agreement or instrument relating thereto;
(b)             any change in the time, manner, or place of payment of, or in any other term of, any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Term Loan Agreement or any other Credit Document;
(c)             any exchange, release, or nonperfection of any collateral, if applicable, or any release or amendment or waiver of or consent to departure from any other agreement or guaranty, for any of the Guaranteed Obligations; or
(d)             any other circumstances which might otherwise constitute a defense available to, or a discharge of the Borrower or a Guarantor.

Section 5 CONTINUATION AND REINSTATEMENT, ETC.
Each Guarantor agrees that, to the extent that (i) the Borrower makes payments to the Administrative Agent or any Lender or (ii) the Administrative Agent or any Lender receives any proceeds of any property of Borrower or any Guarantor, and in either such case such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. The Guarantor shall defend and indemnify the Administrative Agent and each Lender from and against any claim or loss under this Section 5 (including reasonable attorneys’ fees and expenses) in the defense of any such action or suit.
Section 6             CERTAIN WAIVERS.
Section 6.01.             Notice.  Each Guarantor hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate and any other notice with respect to any of the Guaranteed Obligations and this Agreement.
Section 6.02.             Other Remedies.  Each Guarantor hereby waives any requirement that the Administrative Agent or any Lender protect, secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral, if any, including any action required pursuant to a Legal Requirement.
Section 6.03.             Waiver of Subrogation.
(a)                 Each Guarantor hereby irrevocably waives, until payment in full of all Guaranteed Obligations and termination of all Commitments, any claim or other rights which it may acquire against the Borrower that arise from such Guarantor’s obligations under this Agreement or any other Credit Document, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. §509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any collateral which the Administrative Agent or any Lender now has or acquires. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full and all of the Commitments terminated, such amount shall be held in trust for the benefit of the Administrative Agent or any Lender and shall promptly be paid to the Administrative Agent for the benefit of the Administrative Agent or any Lender to be applied to the Guaranteed Obligations, whether matured or unmatured, as the Administrative Agent may elect. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Term Loan Agreement and that the waiver set forth in this Section 6.03(a) is knowingly made in contemplation of such benefits.
(b)                 Each Guarantor further agrees that it will not enter into any agreement providing, directly or indirectly, for any contribution, reimbursement, repayment, or indemnity by the Borrower or any other Person on account of any payment by such Guarantor to the Administrative Agent or any Lender under this Agreement.
Section 7             REPRESENTATIONS AND WARRANTIES.
Each Guarantor hereby represents and warrants as follows:
Section 7.01.             Corporate Authority. Such Guarantor is either a corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance by such Guarantor of this Agreement are within such Guarantor’s organizational powers, have been duly authorized by all necessary organizational action and do not contravene (a) such Guarantor’s organizational authority or (b) any law or material contractual restriction affecting such Guarantor or its Property.
Section 7.02.             Government Approval. No authorization or approval or other action by and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by such Guarantor of this Agreement.
Section 7.03.             Binding Obligations. This Agreement is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights (whether considered in a proceeding at law or in equity).
Section 8             COVENANTS.
Each Guarantor will comply with all covenant provisions of Article V and Article VI of the Term Loan Agreement to the extent such provisions are applicable.
Section 9             [Reserved].
Section 10           MISCELLANEOUS.
Section 10.01.             Addresses for Notices. All notices and other communications provided for hereunder shall be in writing, including telegraphic communication and delivered or teletransmitted to the Administrative Agent, as set forth in the Term Loan Agreement, and to each Guarantor, at the address set forth under such Guarantor’s signature hereto or in the Accession Agreement executed by such Guarantor, or to such other address as shall be designated by any Guarantor or the Administrative Agent in written notice to the other parties. All such notices and other communications shall be effective when delivered or teletransmitted to the above addresses.
Section 10.02.             Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by each Guarantor and the Administrative Agent; provided, however, that any amendment or waiver releasing any Guarantor from any liability hereunder shall be signed by all the Lenders; and provided further that any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, in the event that any Subsidiary or Affiliate of the Borrower hereafter is required in accordance with the terms of the Term Loan Agreement or otherwise agrees to become a guarantor of the Borrower’s obligations under the Credit Documents, then such Subsidiary or Affiliate may become a party to this Agreement by executing an Accession Agreement (“Accession Agreement”) in the form attached hereto as Annex 1 and each Guarantor and the Administrative Agent hereby agrees that upon such Subsidiary’s or Affiliate’s execution of such Accession Agreement, this Agreement shall be deemed to have been amended to make such Person a Guarantor hereunder for all purposes and a party hereto and no signature is required on behalf of the other Guarantors or the Administrative Agent to make such an amendment to this Agreement effective.
Section 10.03.             No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.04.             Right of Set‑Off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Lenders are hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by the Administrative Agent or any Lender to the account of any Guarantor against any and all of the obligations of such Guarantor under this Agreement, irrespective of whether or not the Administrative Agent or any Lender  shall have made any demand under this Agreement and although such obligations may be contingent and unmatured. The Administrative Agent and the Lenders agree promptly to notify each Guarantor affected by any such set-off after any such set-off and application made by the Administrative Agent or any Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and any Lender under this Section 10.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or any Lender may otherwise have.
Section 10.05.             Continuing Guaranty; Transfer of Interest. This Agreement shall create a continuing guaranty and shall (a) remain in full force and effect until payment in full and termination of the Guaranteed Obligations, (b) be binding upon each Guarantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Term Loan Agreement or other Credit Document to any other Person pursuant to the terms of the Term Loan Agreement or other Credit Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Agreement. Upon the payment in full and termination of the Guaranteed Obligations, the guaranties granted hereby shall terminate and all rights hereunder shall revert to each Guarantor to the extent such rights have not been applied pursuant to the terms hereof. Upon any such termination, the Administrative Agent will, at each Guarantor’s expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.
Section 10.06.             GOVERNING LAW. ANY DISPUTE BETWEEN THE GUARANTOR, THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.
Section 10.07.             CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.
(A)                 EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B) OF THIS SECTION 10.07, EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.
(B)                 OTHER JURISDICTIONS. THE GUARANTOR AGREES THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE GUARANTOR OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE GUARANTOR OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE GUARANTOR AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE GUARANTOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).
(C)                 SERVICE OF PROCESS. THE GUARANTOR WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY ANY AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTOR ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.
(D)                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(E)                 ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.07, WITH ITS COUNSEL.
[Balance of page intentionally left blank]

Each Guarantor has caused this Agreement to be duly executed as of the date first above written.
GUARANTORS

By:
Name:
Title:

Address for the above Guarantors
489 Fifth Avenue, 18th Floor
New York, NY 10017
Attention: Matthew Fernand

ANNEX 1
GUARANTY
ACCESSION AGREEMENT

_______________________ [Name of Entity], a [limited partnership/corporation] (the “Company”), hereby agrees with (i) JPP, LLC, as the Administrative Agent (the “Administrative Agent”) under the Senior Unsecured Term Loan Agreement dated as of February 23, 2017 as the same may be amended or modified from time to time (the “Term Loan Agreement”) among Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders (as defined in the Term Loan Agreement), the Administrative Agent and the other parties from time to time party thereto and (ii) the parties to the Guaranty (the “Guaranty”) dated as of February 23, 2017 executed in connection with the Term Loan Agreement, as follows:
The Company hereby agrees and confirms that, as of the date hereof, it (a) intends to be a party to the Guaranty and undertakes to perform all the obligations expressed therein, of a Guarantor (as defined in the Guaranty), (b) agrees to be bound by all of the provisions of the Guaranty as if it had been an original party to such agreement, (c) confirms that the representations and warranties set forth in the Guaranty, with respect to the Company, a party thereto, are true and correct in all material respects as of the date of this Accession Agreement and (d) has received and reviewed copies of the Guaranty.
For purposes of notices under the Guaranty the address for the Company is as follows:
Attention:
Telephone:
Telecopy:
This Accession Agreement shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF this Accession Agreement was executed and delivered as of the ___ day of ___________________, 20____.

[NAME OF ENTITY]

By:
Name:
Title:

EXHIBIT E

 FORM OF NOTICE OF BORROWING
______________, 2017
JPP, LLC
as Administrative Agent under the Term Loan Agreement herein described
 c/o ESL Investments, Inc.
1170 Kane Concourse, Suite 200
Bay Harbor Islands, FL 33154
Attention:  Edward S. Lampert, CEO and Harold Talisman, CFO
Ladies and Gentlemen:
The undersigned, Seritage Growth Properties, L.P., a Delaware limited partnership (the “Borrower”), refers to the Senior Unsecured Term Loan Agreement dated as February 23, 2017 as the same may be amended or modified from time to time (the “Term Loan Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, Seritage Growth Properties, a Maryland real estate investment trust (the “Parent”), the Lenders party thereto, JPP, LLC, as the Administrative Agent and the other parties from time to time party thereto, and hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Term Loan Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Term Loan Agreement:
(a) Business Day of the Proposed Borrowing is _____________, 20_____.
(b) The aggregate amount of the Proposed Borrowing is $____________.
(c) The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(d) the representations and warranties contained in the Term Loan Agreement and the other Credit Documents are correct in all material respects, as such representations and warranties may have changed based upon events or activities not prohibited by the Term Loan Agreement on and as of the date hereof, before and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing except to the extent such representations and warranties expressly relate to an earlier date; and
(e) no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

SERITAGE GROWTH PROPERTIES, L.P.

By: Seritage Growth Properties, its general partner

By:
Name:
Title: